Exhibit 2.2

3 Stonecutter Street London EC4A 4AW T: +44 (0)20 7295 3000 | www.traverssmith.com

DATED       27 June 2026

(1) THE WARRANTORS

(2) THE BUYER

MANAGEMENT WARRANTY DEED

RELATING TO

AUXEY HOLDCO LIMITED

Agreed Form Documents

A.	Data Room Confirmation Letter

B.	Trading Updates

C.	Target Group Information Pack

THIS DEED is made on	27 June 2026

BETWEEN:

(1)	THE SEVERAL PERSONS whose names and addresses are set out in Schedule 1 (the “Warrantors”); and

(2)

KORN FERRY, a corporation incorporated in the State of Delaware (file number 3064258), whose principal executive office is at 1900 Avenue of the Stars, Suite 1500, Los Angeles, California 90067, United States of America (the “Buyer”),

(each a “party” and together the “parties”).

BACKGROUND

(A)	Each of the Warrantors is, at the date of this Deed, the legal and/or beneficial owner of certain of the Shares.

(B)	The Warrantors are engaged in the management of the operations of the Target Group.

(C)

Each of the Warrantors has agreed to give the Warranties set out in this Deed and the Tax Warranties set out in the Tax Schedule in connection with the sale of the Shares to the Buyer, in each case subject to the limitations and other terms set out herein.

(D)	The Buyer can only make a Warranty Claim or Tax Claim if Completion occurs in accordance with the terms of the SPA.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The following words and expressions where used in this Deed have the meanings given to them below:

Act means the Companies Act 2006.

Affiliate shall be as defined in the SPA.

Applicable Law means, in respect of each Target Group Company, all laws, statutes, regulations, rules, orders, directives and subordinate legislation in force from time to time in any jurisdiction and applicable to that Target Group Company.

Business means the business carried on by the Target Group.

Business Information means all information (whether or not confidential and in whatever form held, including computerised records) which in any way relates to all or any part of the Business or any services provided by the Business and including any such information which in any way relates to:

(a)	the operation, management, administration or financial affairs of the Business (including any business plans or forecasts, information relating to future business development or to litigation); and

(b)

the sales or marketing of any services provided by the Business, including all customer names and lists, sales and marketing information (including targets, sales and market share statistics, market surveys and reports, mailing lists and all advertising or other promotional material).

Business Day shall be as defined in the SPA.

Business IPR means all Intellectual Property Rights which are owned or used by any Target Group Company for any purpose in connection with the Business.

Buyer’s Group shall be as defined in the SPA.

Buyer’s Solicitors means Goodwin Procter (UK) LLP.

Company means Auxey Holdco Limited, incorporated in Jersey with registered number 126348 and whose registered office is at 44 Esplanade, St Helier, Jersey, JE4 9WG.

Completion shall be as defined in the SPA.

Completion Date shall be as defined in the SPA.

Completion Disclosure Bundle means the document bundle shared with the Buyer’s Solicitors via email.

Completion Disclosure Letter means the letter dated on Completion from the Warrantors to the Buyer containing disclosures against the Completion Warranties.

Completion Warranties shall be as defined in clause 3.2.

Confidential Information shall be as defined in the SPA.

Contracts means all contracts, agreements, licences and other contractual arrangements (in each case under which rights, obligations and/or liabilities, remain to be performed or survive) which may have been entered into or undertaken by or on behalf of any Target Group Company (and “Contract” shall mean any one of them).

Controller has the meaning given to it in Article 4 of the UK GDPR.

Copyright means all present copyrights, and includes all rights in computer software, source code, object code, databases and database rights, works of authorship and all other rights or forms of protection which have equivalent or similar effect to the foregoing, whether registered or unregistered, in each case subsisting anywhere in the world.

Data Incident means any matter which results in, or could result in, the accidental, unauthorised or unlawful destruction, loss, alteration, acquisition or disclosure of or access to, Personal Data transmitted, stored or otherwise processed and/or Confidential Information; or any claim for compensation for the loss or accidental or unauthorised destruction or disclosure of Personal Data and/or Confidential Information.

Data Protection Legislation means any Applicable Law from time to time relating to the processing of Personal Data and/or privacy as in force at the date of this Deed or as re-enacted, applied, amended, superseded, repealed or consolidated, including without limitation, (i) the UK GDPR, the UK Data Protection Act 2018, the Privacy and Electronic Communications (EC Directive) Regulations 2003, the EU GDPR (together with the UK GDPR “GDPR”), EU Directive 2002/58/EC and any laws implementing the GDPR and EU Directive 2002/58/EC in the EU; and (ii) any Applicable Law similar or related to the same subject matter as the laws referenced at (i), in each case including legally binding regulations, directions and orders issued from time to time under or in connection with any such laws.

Data Protection Regulator means any regulatory body with authority for supervising the application of and compliance with Data Protection Legislation.

Data Room means the Project Maple online data room hosted by Datasite to the extent that its contents (as visible to “TEAK Clean Team (Full Cleanroom + Unredacted”) are listed in the appendix to the Data Room Confirmation Letter and references to “Data Room Document” or “Data Room Folder” shall be to the relevant document or folder of documents within the Data Room.

Data Room Confirmation Letter means the letter issued by Datasite confirming that the Data Room has been “frozen” prior to Exchange and that the contents (as visible to “TEAK Clean Team (Full Cleanroom + Unredacted”) of the Data Room are as appended to that letter a copy of which is in the agreed form marked “A”.

Data Room Copy means the USB memory stick containing the Data Room Documents, the index of which is annexed to the Data Room Confirmation Letter.

Data Subject has the meaning given to it in Article 4 of the UK GDPR.

disclosed means, for all purposes under this Deed and the Disclosure Letters, fairly disclosed in the Disclosure Documents in such a manner as to enable the Buyer to make a reasonably informed assessment of the nature and scope of the fact, matter or circumstance concerned.

Disclosure Documents means (i) the Disclosure Letters, (ii) the documentation which has, prior to the date of this Deed, been made available for inspection via the Data Room as set out in the Data Room Confirmation Letter and which is contained on the Data Room Copy, and (iii) the documentation which has, prior to Completion, been made available via the Completion Disclosure Bundle.

Disclosure Letters means the Signing Disclosure Letter and the Completion Disclosure Letter.

EHS Law means any Applicable Law concerning as its principal function the protection of the Environment or health and safety at work (excluding any Applicable Law which relates to town and country planning or Taxation) which is in force as at the date of this Deed.

Employee means an individual employed by a Target Group Company under a contract of service.

Encumbrances shall be as defined in the SPA.

Environment means any or all of the following media (alone or in combination); air, water, soil and/or ecosystem.

EU GDPR means the General Data Protection Regulation (Regulation (EU) 2016/679) (including any legally binding regulations, direction, and orders issued from time to time under or in connection with the Regulation) as applied and amended from time to time.

EV to Equity Bridge has the meaning given to it in the SPA.

Exchange means the date of this Deed.

Excluded Warranties means the Warranties contained in paragraphs 1.3 to 1.6 and 1.12 to 1.14 of Schedule 2 to this Deed.

Existing Shareholders’ Agreement shall be as defined in the SPA.

Existing Use means the actual use to which each Property is put as at the date of this Deed, as indicated at Part 8 of the Target Group Information Pack.

FX Rate shall be as defined in the SPA.

Governmental Entity shall be as defined in the SPA.

Generative AI Tools means artificial intelligence technology or tools that are capable of producing various types of content, including source code, text, images, audio, and synthetic data, based on user-supplied prompts.

Hardware means the computer and data processing systems used by any Target Group Company in the operation of the Business excluding the Software, but including all plant and equipment which may include embedded software or similar processing systems.

Intellectual Property Rights means patents, rights in inventions, discoveries and improvements, rights in confidential information, trademarks, trade names, service marks, domain names and URLs, design rights, Copyrights, rights in databases, Know-How, utility models and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights, the right to apply for any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world.

IPR Agreement means any agreement, licence, consent, or other arrangement pursuant to which any Target Group Company grants or is granted any right to access, develop, supply, distribute, modify, or otherwise use any Business IPR or Licensed IPR.

IT Systems means the networks, technology, databases, websites, Hardware and the Software including any devices or services used in relation thereto, used in the operation of the Business and/or the processing of Business Information, excluding third party network infrastructure.

Key Employee means any member of the executive committee of the Target Group.

Know-how means all know-how, trade secrets, inventions, discoveries, improvements, processes, formulae, techniques, specifications, technical and other information, methods, tests, reports, data, results, analyses, component lists, manuals, instructions, drawings, plans, models, and other materials or information relating to the Business or to customers, suppliers or other business relationships, whether written, unwritten, electronic or in any other form, and whether confidential or not.

Lease means each and every lease, licence or serviced office agreement under which a Property is held.

Licensed IPR means Intellectual Property Rights owned by, licensed from, or otherwise made available by a third party, which any Target Group Company uses in connection with the Business.

Locked Box Accounts has the meaning given to it in the SPA.

Long Stop Date shall be as defined in the SPA.

Locked Box Date shall be as defined in the SPA.

Management Beneficial Seller shall be as defined in the SPA.

Management Share Seller shall be as defined in the SPA.

Material Contracts means any Contract with the Material Customers or Material Suppliers.

Material Customers means the top 25 customers by FY26 budget net fee income of the Target Group, as set out in Part 6 of the Target Group Information Pack.

Material Suppliers means the top 9 suppliers by FY25 actual spend of the Target Group, as set out in Part 7 of the Target Group Information Pack.

month means a calendar month.

Occupational Letting means a lease, tenancy or other similar arrangement to which any Property is subject.

Owner means the Target Group Company which is the owner of the relevant Property.

Personal Data (i) has the meaning given to it in Article 4 of the UK GDPR and (ii) further includes data or information that constitutes “personal information”, or “personally identifiable information” under Data Protection Legislation.

Personal Data Breach means a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to Personal Data transmitted, stored or otherwise Processed.

Processing has the meaning given to it in Article 4 of the UK GDPR (and related terms such as Process, Processed and Processes all have corresponding meanings).

Processor has the meaning given to it in Article 4 of the UK GDPR.

Properties means those properties in respect of which details are set out in Part 8 of the Target Group Information Pack and “Property” shall be construed accordingly.

Publicly Available Software means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, or similar licensing and distribution models, and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works, or (c) be redistributed.

R&W Insurance Policy shall be as defined in the SPA.

Regulatory Authority means any governmental authority, agency or department having authority under, or jurisdiction in respect of, any EHS Law.

Relevant Benefits means any benefits that are provided under a pension scheme (as defined in section 150(1) Finance Act 2004).

Relevant Person means any past or present employee, officer or director of any Target Group Company.

Share Plans means any incentive plans or arrangements relating to Securities, including, but not limited to, share option plans, long term incentive plans, restricted share plans, deferred bonus plans, savings, investments or share purchase plans, phantom or cash-settled plans, management incentive plans and any ad hoc or individual arrangements.

Scheme means each or any of the schemes listed in Data Room Document 9.2.9.

Securities means any securities (including, but not limited to, any Shares), interest in securities, or securities options.

Shares shall be as defined in the SPA.

Signing Disclosure Letter means the letter dated on the date of this Deed from the Warrantors to the Buyer containing disclosures against the Warranties.

Software means all computer software, systems, applications, programs, firmware, and databases used or licensed to any Target Group Company in connection with the Business, other than the Software Products.

Software Products means any software products, systems, applications, programs, firmware, and databases which are (or have in the past been) marketed, licensed, or supplied, distributed, made available, or otherwise exploited by any Target Group Company, and all software products, systems, applications, programs, firmware, and databases which are otherwise owned by any Target Group Company (including those in the course of development by or for any Target Group Company).

SPA means the sale and purchase agreement relating to the Company entered into between (1) the Majority Seller, (2) the OAC Seller, (3) the Minority Seller, (4) the Management Share Sellers, (5) the Management Beneficial Interest Sellers, (6) the Trustee Seller, and (7) the Buyer (each as defined therein), dated on or around the date of this Deed.

Subsidiary means those subsidiary undertakings of the Company whose details are set out in Parts 2 to 5 (both inclusive) of the Target Group Information Pack and references to “Subsidiaries” shall be construed accordingly.

Target Group means the Company and the Subsidiaries and references to “Target Group Company” and to “member of the Target Group” shall be construed accordingly.

Target Group Information Pack means the document setting out certain factual information relating to the Target Group, a copy of which is in the agreed form marked “C”.

Tax or Taxation has the meaning given to it in the SPA.

Tax Authority has the meaning given to it in the SPA.

Tax Claim shall be as defined in the Tax Schedule.

Tax Covenant means the tax covenants set out in Part 3 of the Tax Schedule.

Tax Schedule means Schedule 4 to this Deed.

Tax Warranties means the tax warranties set out in Part 2 of the Tax Schedule which each being a “Tax Warranty”.

Tax Warranty Claim shall be as defined in the Tax Schedule.

Trading Updates means the unaudited consolidated monthly trading updates of the Target Group for the period from the Locked Box Date to the Trading Updates Date, a copy of which are in the agreed form marked “B”.

Trading Updates Date means 31 May 2026.

Transaction means every transaction contemplated by the SPA and this Deed.

Transaction Documents shall be as defined in the SPA.

UK GDPR means the General Data Protection Regulation (Regulation (EU) 2016/679 as incorporated into the law of the United Kingdom pursuant to the European Union (Withdrawal) Act 2018).

VAT has the meaning given to it in the SPA.

Warranties means the warranties, other than the Tax Warranties, set out in Schedule 2 and for the avoidance of doubt includes the Excluded Warranties, with each being a “Warranty”.

Warrantor Representative has the meaning given to it in the SPA.

Warrantors means the persons as listed in Schedule 1.

Warranty Claim shall be as defined in Schedule 3.

1.2

Unless the context requires otherwise, words and expressions defined in or having a meaning provided by the Act at the date of this Deed shall have the same meaning in this Deed. The use of the term “connected” and any question as to whether a person is “connected” with another shall be determined in accordance with the provisions, as at the date of this Deed, of sections 1122 and 1123 of the Corporation Tax Act 2010, save that for these purposes, the term “company” (as defined in section 1123 of the Corporation Tax Act 2010) shall include a limited liability partnership.

1.3	Unless the context requires otherwise, references in this Deed to:

1.3.1	any of the masculine, feminine and neuter genders shall include other genders;

1.3.2

any reference to they, them, theirs or their in this Deed may, according to the context, refer to a single individual person and should not, unless expressly stated otherwise in the relevant clause, be construed as imposing or creating any joint obligations, covenants, warranties, representations, undertakings or liabilities on or of the parties;

1.3.3	the singular shall include the plural and vice versa;

1.3.4	a “person” shall include a reference to any natural person, body corporate, unincorporated association, partnership and trust;

1.3.5

any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and shall be construed so as to include a reference to the same as it may have been, or may from time to time be, amended, modified, consolidated, re-enacted or replaced;

1.3.6

any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, Tax or any legal concept or thing shall, in respect of any jurisdiction other than that of England (including for the purposes of applying any Warranty or Tax Warranty to any Target Group Company which is incorporated, or any Property which is located, outside England and Wales), be deemed to include that which most nearly approximates in that jurisdiction to (provided it is also materially similar to) the English legal term;

1.3.7	any time or date shall be construed as a reference to the time or date prevailing in England;

1.3.8	“material” or “materially” shall mean:

(a)

in respect of the Warranties contained at paragraphs 9.1, 10.2 and 15.1 of Schedule 2 to this Deed, having an actual or potential financial impact on the Target Group of an amount equal to or greater than £250,000; and

(b)

in respect of all other Warranties and the Tax Warranties (other than the Tax Warranty at paragraph 2.4 of Part 2 of Schedule 4), having an actual or potential financial impact on the Target Group of an amount equal to or greater than £500,000; and

(c)	in respect of the Tax Warranty at paragraph 2.4 of Part 2 of Schedule 4, having an actual or potential financial impact on the Target Group of an amount equal to or greater than £10,000.

1.3.9	a particular government or statutory authority shall include any entity which is a successor to that authority.

1.4

The headings in this Deed are for convenience only and shall not affect its meaning. References to a “clause’’, “Schedule” or “paragraph” are (unless otherwise stated) to a clause of and Schedule to this Deed and to a paragraph of the relevant Schedule. The Schedules form part of this Deed and shall have the same force and effect as if expressly set out in the body of this Deed.

1.5	A document expressed to be in the “agreed form” means a document, the terms of which have been approved by or on behalf of the parties at Exchange, whether in electronic or hard-copy form.

1.6

In construing this Deed, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words followed by the word “including” shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.7	References to “£” shall be references to pounds sterling.

1.8	In this Deed, the phrase “to the extent” shall mean “if, but only to the extent”.

1.9	For the purposes of this Deed:

1.9.1

where it is necessary to determine whether a monetary limit or threshold has been reached or exceeded (as the case may be) and the value of the relevant Warranty Claim or Tax Claim is expressed in a currency other than pounds sterling, the value of each such Warranty Claim or Tax Claim shall be translated into pounds sterling by reference to the FX Rate for the reference period ending on the date that written notification of the relevant Warranty Claim or Tax Claim is sent to the Warrantors by the Buyer in accordance with paragraph 2 of Schedule 3 or, if such day is not a Business Day, on the Business Day immediately preceding such day; and

1.9.2

in all other circumstances references to any monetary sum expressed in £ shall, where such sum is referable in whole or in part to a particular jurisdiction outside the United Kingdom, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the FX Rate on the date of this Deed.

1.10	Capitalised terms used but not defined in this Deed shall have the meaning given to them in the SPA.

2.	EFFECT

2.1

This Deed shall only become effective upon, and subject to, execution and exchange of the SPA having occurred. If the SPA is: (i) not executed and exchanged; or (ii) executed and exchanged but does not complete for any reason, then this Deed shall automatically and immediately terminate and cease to be of any effect whatsoever.

2.2

The Warranties given pursuant to this Deed are given as at the date of this Deed pursuant to clause 3.1 and again at Completion pursuant to clause 3.2, and at no point thereafter shall be deemed to be repeated. If Completion under the SPA does not take place by the Long Stop Date, this Deed shall immediately terminate and cease to have effect and the Warrantors shall have no liability under or in connection with this Deed.

3.	WARRANTIES AND TAX SCHEDULE

Warrantors’ Warranties

3.1	Each Warrantor severally warrants to the Buyer in the terms of the Warranties and the Tax Warranties that, so far as they are actually aware, and subject to the matters disclosed:

3.1.1	each of the Warranties and the Tax Warranties is materially true and accurate; and

3.1.2	each of the Excluded Warranties is true and accurate,

in each case, as at the date of this Deed.

3.2

Immediately prior to Completion, each Warrantor severally warrants to the Buyer in the terms of the Warranties and the Tax Warranties that, so far as they are actually aware, and subject to the matters disclosed:

3.2.1	each of the Warranties and the Tax Warranties is materially true and accurate; and

3.2.2	each of the Excluded Warranties is true and accurate,

in each case, as at the Completion Date, by reference to the facts and matters then existing with references to the “date of this Deed” or similar being references to “Completion” or the “Completion Date” or similar (the “Completion Warranties”).

3.3

For the purposes of clauses 3.1 and 3.2, the term “so far as they are actually aware” shall mean that each Warrantor shall be deemed only to have knowledge of anything of which they (individually), and/or each other Warrantor, are actually aware having made reasonable enquiries of each other Warrantor and Nikki Hall, Paul Carson, Jim Sykes, Nicola Hancock, Christoph Niebel, Alan Segal, Jo-Ann Feely, Matthew Rodger, Sharon Bagshaw, Liz Whittaker, Niamh Clarke and Rosaleen O’Neill, but shall expressly exclude any constructive or imputed knowledge of any such person and/or the actual, constructive or imputed knowledge of any other person.

3.4	The Tax Schedule shall have effect in accordance with its terms.

3.5

Any Warranty Claim and/or Tax Claim shall be limited in accordance with the limitations as set out in Schedule 3, provided that such limitations shall not apply in respect of a Warranty Claim and/or Tax Claim made against a Warrantor, which arises or is increased (and only to the extent to which it arises or is increased), as the consequence of fraud or fraudulent misrepresentation of that Warrantor.

3.6	The Warrantors shall have no liability whatsoever in respect of the Warranties or the Tax Warranties unless and until Completion occurs.

3.7	The Warranties and the Tax Warranties shall continue in full force and effect notwithstanding Completion.

3.8	Each Warrantor agrees with the Buyer:

3.8.1

that the giving by any Target Group Company and/or any of their respective officers, employees, agents or advisers (past or present) to the Warrantors (or any of them) or their agents or advisers (past or present) of any information or opinion in connection with the Warranties, the Tax Warranties, the Disclosure Letters or otherwise in relation to the business or affairs of any Target Group Company or in connection with the negotiation and/or preparation of any of the Transaction Documents shall not be deemed to be a representation, warranty or guarantee to the Warrantors of the accuracy of such information or opinion;

3.8.2

save in the case of fraud or fraudulent misrepresentation, to waive any right or claim which they may have against any Target Group Company and/or any of their respective directors, officers, employees, consultants, agents or advisers for any error, omission or misrepresentation in any such information or opinion; and

3.8.3	that any such right or claim shall not constitute a defence to any claim by the Buyer under or in relation to this Deed (including the Warranties and the Tax Warranties).

3.9

Each of the Warranties shall be construed as separate and independent and (unless expressly provided to the contrary) shall not be limited by the terms of or by reference to any of the other Warranties.

4.	INSURANCE

4.1	The Buyer hereby confirms to each Warrantor that it undertakes to take an R&W Insurance Policy and shall ensure that upon inception the relevant R&W Insurance Policy includes:

4.1.1

an express waiver (the “Subrogation Waiver”) of any rights of subrogation against each Warrantor (except in the case of a Warranty given by a Warrantor fraudulently, in which case such waiver shall cease to apply in respect of that Warrantor only); and

4.1.2	express provisions to allow for such waiver to be enforceable by the Warrantors under the Contracts (Rights of Third Parties) Act 1999,

and the Buyer shall as soon as reasonably possible following inception deliver to the Warrantor Representative the signed R&W Insurance Policy evidencing the terms of such waiver and such express provisions.

4.2

The Buyer undertakes to each Warrantor that it will not amend or waive, nor agree to amend or waive, (and shall procure that no Affiliate of the Buyer waives or amends, or agrees to waive or amend) the Subrogation Waiver or any related provision of the R&W Insurance Policy without the prior written consent of the Warrantor Representative and not to novate, or otherwise assign, its rights with respect to the Subrogation Waiver or knowingly do anything which causes the Subrogation Waiver not to have full force and effect in accordance with its terms.

4.3

The Buyer agrees that, notwithstanding the other provisions of this Deed, the absence or limitation of recourse of the Buyer under the R&W Insurance Policy in respect of any Warranty Claim (including, without limitation, as the result of any limitation, exclusion, deduction or derogation under, or any invalidity or illegality of, the R&W Insurance Policy) and/or any failure or inability of the Buyer to obtain any remedy in respect of a Warranty Claim under the R&W Insurance Policy for any reason whatsoever (including, without limitation, any winding up, bankruptcy or other insolvency proceedings affecting the insurer, any failure of the insurer to perform its obligations under the R&W Insurance Policy or any deductible threshold or other financial limitation applying to the R&W Insurance Policy) shall not affect or increase the liability of the Warrantors under this Deed.

5.	APPLICABLE LAW AND JURISDICTION

5.1

This Deed and the rights and obligations of the parties, including all non-contractual obligations arising under or in connection with this Deed, shall be governed by and construed in accordance with the laws of England and Wales.

5.2

The parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Deed and/or any non-contractual obligation arising in connection with this Deed.

6.	GENERAL

Entire agreement

6.1

This Deed (together with the Transaction Documents) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Deed and the Disclosure Letters.

6.2	Each of the parties acknowledges and agrees that:

6.2.1

they are not entering into this Deed on the basis of, and are not relying and have not relied on, any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Deed or not) except those expressly repeated or referred to in this Deed and a party will have no rights, remedies or powers provided by law or otherwise (including the rights of rescission or termination) for breach of any provision of this Deed save for a right to claim damages for breach of contract and each party hereby irrevocably waives any such other rights, remedies and powers; and

6.2.2

this clause 6.2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Deed (including, for the avoidance of doubt, the Warranties and the Tax Warranties) which was induced by fraud, for which the remedies shall be all those available under the law governing this Deed regardless of the other terms of this Deed.

6.3	This Deed shall not be construed as creating any partnership or agency relationship between any of the parties.

Variation and waivers

6.4	No variation of this Deed shall be effective unless made in writing signed by or on behalf of the Buyer and the Warrantors and expressed to be such a variation.

6.5

No waiver by any party of any requirement of this Deed, or of any remedy or right under this Deed, shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Deed shall operate as a waiver of any repetition of such breach.

6.6

No delay or omission by any party in exercising any right or remedy provided by law or under this Deed, save to the extent otherwise provided in this Deed, shall constitute a waiver of such right or remedy.

6.7	The single or partial exercise of a right or remedy under this Deed shall not preclude any other nor restrict any further exercise of any such right or remedy.

Assignment

6.8

No Party may assign, novate, transfer, charge, subcontract or otherwise deal with all or any of its rights, benefits or obligations under this Deed (including any right to claim for damages arising from a breach of this Deed) without the prior written consent of: (a) the Buyer; (b) the Warrantors; provided, however, that the Buyer may assign its rights under this Deed to a wholly-owned subsidiary of the Buyer (a “Permitted Assignee”) without the prior written consent of the Warrantors; provided, further, that: (i) no such assignment by the Buyer shall relieve the Buyer of any of its obligations under this Deed and the Buyer and the Permitted Assignee shall remain jointly and severally liable for all of the obligations of the Buyer under this Deed; and (ii) the Warrantors are given prior written notice of any proposed assignment by the Buyer pursuant to this clause 6.8. Any attempted assignment in breach of this clause 6.8 will be void.

6.9	Following any assignment (or other dealing) by a party pursuant to clause 6.8:

6.9.1	no other party shall be under any greater obligation or liability and each other party shall have no lesser rights than if such assignment or granting of security had never occurred; and

6.9.2

the amount of loss or damage recoverable by the assignee shall be calculated as if that person had been originally named in place of the assigning party in this Deed (and, in particular, shall not exceed the sum which would, but for such assignment or other dealing, have been recoverable by such assigning party in respect of the relevant fact, matter or circumstance).

Effect of Completion

6.10

The provisions of this Deed, insofar as the same shall not have been fully performed at Completion, shall remain in full force and effect notwithstanding Completion and the remedies of the Buyer in respect of breach of the Warranties shall continue to subsist notwithstanding Completion.

Counterparts

6.11

This Deed may be executed by hand or by electronic execution and/or .pdf format and as two or more counterparts and execution by each of the Parties of any one of such counterparts will constitute due execution of this Deed.

Third party rights

6.12	No provisions of this Deed which confer rights upon any third party shall be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any such third party.

Several liability

6.13

Except where this Deed provides otherwise, obligations, covenants, warranties, representations and undertakings expressed to be assumed or given by two or more persons shall, in each case, be construed as if given severally, and not jointly or jointly and severally.

Successors

6.14	This Deed shall be binding on the Buyer’s assignees and successors in title, provided that the liability of any individual and their estate shall cease on the death of that individual.

7.	NOTICES

Form of notice

7.1

Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Deed (each a “Notice” for the purposes of this clause 7) shall only be effective if it is in English, in writing and signed by or on behalf of the person giving it. This clause 7 does not apply to the service of any proceedings or other documents in any legal action (excluding, for the avoidance of doubt, service of any notice relating to the Warranties in accordance with the provisions of Schedule 3) or, where applicable, any arbitration or other method of dispute resolution.

Method of service

7.2	Service of a Notice must be effected by one of the following methods:

7.2.1

by hand to the relevant address set out in clause 7.4 and shall be deemed served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time;

7.2.2

by prepaid first-class post with next working day delivery service to the relevant address set out in clause 7.4 and shall be deemed served at the start of the second Business Day after the date of posting;

7.2.3	by prepaid international airmail to the relevant address set out in clause 7.4 and shall be deemed served at the start of the fifth Business Day after the date of posting; or

7.2.4	by email to the relevant address set out in clause 7.4 and shall be deemed served on the date and time it was sent by the party giving notice unless:

(a)	the notice was sent after the end of a Business Day in which case the notice shall be deemed served at the start of the next Business Day; or

(b)	the sender of the notice received an automated message indicating that the message had not been delivered to the intended recipient.

7.3

In this Deed, “during a Business Day” means any time between 9.30 a.m. and 5.30 p.m. on a Business Day based on the local time where the recipient of the Notice is located. References to “the start of [a] Business Day” and “the end of [a] Business Day” shall be construed accordingly.

Address for service

7.4	Notices shall be addressed as follows:

7.4.1	Notices for the Buyer shall be marked for the attention of:

Name: Brian Suh and Jonathan Kuai

Address: Korn Ferry, 1900 Avenue of the Stars, Suite 1225, Los Angeles, California 90067

Email: brian.suh@kornferry.com and jonathan.kuai@kornferry.com

7.4.2

Notices for any Warrantor shall be addressed to the relevant Warrantor at the address or email address set out next to their name in Schedule 1 or such alternative address as may be notified to the Buyer in writing from time to time.

Copies of Notices

7.5

Copies of all Notices sent to any Warrantor, shall also be: (i) sent or given to Travers Smith LLP of 3 Stonecutter Street, London EC4A 4AW (marked for the attention of Jaryd Davidson); and (ii) emailed to Jaryd.Davidson@traverssmith.com. Such copies shall be sent or given in accordance with one of the methods described in clause 7.2. Failure to communicate such copies shall not invalidate such Notice.

7.6

Copies of all Notices sent to the Buyer shall also be: sent or given to Blank Rome LLP of 2029 Century Park East, 6th Floor, Los Angeles, California USA 90067 (marked for the attention of Michael C. Cohen and Jonathan T. Keen; and (ii) emailed to michael.cohen@blankrome.com and jonathan.keen@blankrome.com. Such copies shall be sent or given in accordance with one of the methods described in clause 7.2. Failure to communicate such copies shall not invalidate such Notice.

Change of details

7.7

A Party may change its address for service, provided that: (i) the new address is within the United Kingdom, and (ii) it gives the other Party not less than five (5) Business Days’ prior notice in accordance with this clause 7. Until the end of such notice period, service on either address shall remain effective.

Agent for Service/deemed service

7.8

The Buyer irrevocably authorises and appoints Korn Ferry Global Holdings (UK) Limited of Ryder Court, 14 Ryder Street, London, SW1Y 6QB in England and Wales (or any replacement agent appointed by the Buyer in accordance with clause 7.9) as its agent for service of Notices and/or proceedings in relation to any matter arising out of or in connection with this Deed and service on such agent in accordance with this clause 7 shall be deemed to be effective service on the Buyer.

7.9

If the agent referred to in clause 7.8 (or any replacement agent appointed pursuant to this clause 7.9) at any time ceases to act as such for any reason, the Buyer shall forthwith appoint a replacement agent to accept service on behalf of the Buyer, such agent having a service address in England or Wales, and the Buyer shall notify the Warrantors forthwith of the name and address of the replacement agent.

SCHEDULE 1

THE WARRANTORS

(1) Name	(2) Address	(3) Email
Gordon Stuart	[***]	[***]
Gordon Bull	[***]	[***]

SCHEDULE 2

WARRANTIES

1.	Target Group Information

1.1	The facts stated in parts 1 to 5 (inclusive) of the Target Group Information Pack are correct, complete and up-to-date in all material respects.

1.2	The Shares represent the entire issued and allotted share capital of the Company, have been properly and validly issued and allotted and each Share is fully paid.

1.3

The Subsidiaries are the only subsidiary undertakings of the Company. The Company directly or indirectly owns, legally and beneficially, free from Encumbrances, the entire issued share capital of each Subsidiary and all such shares are fully paid or credited as fully paid. There is no agreement or commitment to give or create any Encumbrance over or affecting any shares in any member of the Target Group.

1.4	With the exception of the Subsidiaries, no Target Group Company is the legal or beneficial owner of any shares or securities of any other person or has agreed to acquire any such shares or securities.

1.5

No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale, transfer or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of any Target Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.6	Each Target Group Company validly exists under the laws of the country in which it is incorporated.

1.7	Each Target Group Company has all requisite corporate powers and authority to carry on its business as presently conducted.

Memorandum and articles of association

1.8	The copy of the memorandum and articles of association (or equivalent) of each Target Group Company is contained in the Data Room and is accurate and complete.

Register of members

1.9

The register of members (or equivalent) of each Target Group Company contains an accurate and complete record of its members and no Target Group Company has received any notice or allegation that its register is incorrect or incomplete or should be rectified.

Statutory books

1.10

The statutory books (excluding the minute books) of each Target Group Company have been properly kept, are up to date and in its possession or control, and contain complete and accurate details of all matters required by applicable laws to be entered in them.

Filings

1.11

All resolutions, annual returns and other documents required to be delivered to the Registrar of Companies or to any other governmental or regulatory body or to any local authority in respect of each Target Group Company have in all material respects been properly prepared and filed.

Existing Shareholders’ Agreement and Share Plans

1.12

Each Management Share Seller and each Management Beneficial Interest Seller who is listed as a party, or purported to have adhered, to the Existing Shareholders’ Agreement has either validly executed the Existing Shareholders’ Agreement or a deed of adherence in respect of the same.

1.13

Each Management Share Seller and each Management Beneficial Interest Seller who is purported to be a party to any document entered into in connection with or constituting any Share Plans has validly executed such document.

1.14	Each of the powers of attorney entered into in connection with the terms and conditions of any Share Plans are in substantially the same form as each other.

2.	Compliance

2.1	Due compliance has been made with all the provisions of the Act, and all other legal requirements, in connection with:

2.1.1	the formation of each Target Group Company;

2.1.2	any allotment, issue, purchase or redemption of shares, debentures or other securities in the Target Group Companies;

2.1.3	any reduction of the share capital of any Target Group Company;

2.1.4	any amendment to the memorandum or articles of association of any Target Group Company;

2.1.5	the passing of any resolutions by members of any Target Group Company; and

2.1.6	the payment of any dividends by members of any Target Group Company.

Intra vires

2.2

No Target Group Company has entered into any transaction ultra vires or outside of the authority or powers of its directors and no Target Group Company is in breach of the provisions of its articles of association.

Powers of attorney

2.3

No Target Group Company has given a power of attorney which is still outstanding or effective to enter into any contract or commitment or to do anything on its behalf (other than any authority to its directors, officers and employees to enter into routine trading contracts in the normal course of their duties).

3.	Locked Box Accounts

General

3.1	The Locked Box Accounts show a true and fair view of:

3.1.1	the assets, liabilities and state of affairs of the Target Group as at the Locked Box Date; and

3.1.2	the profits/losses of the Target Group for the financial year ended on the Locked Box Date.

3.2

The Locked Box Accounts have been prepared in accordance with Financial Reporting Standard 102 – The Financial Reporting Standard applicable in the UK and the Republic of Ireland as issued by the Financial Reporting Council and in force for the accounting period ended on the Locked Box Date.

3.3

The bases and policies of accounting (including, for the avoidance of doubt, any estimation techniques or approaches to the exercise of accounting discretion or judgment) adopted for the purpose of preparing the Locked Box Accounts are the same as those adopted for the purpose of preparing the audited accounts of the Target Group for the three (3) accounting periods preceding the Locked Box Date.

3.4	The accounting and other records of each Target Group Company are up-to-date and have been properly and accurately maintained and are in the possession of each Target Group Company.

4.	Trading Updates

4.1	The Trading Updates have been prepared in good faith and with reasonable skill and care, having regard to their nature and purpose.

4.2	The Trading Updates:

4.2.1

have been prepared on a basis that is consistent with, and using the same accounting standards, principles and practices as those used in preparing the trading updates of the Target Group during the twelve (12) month period ended on the date for which they have been prepared; and

4.2.2

having regard to the purpose for which the Trading Updates were prepared and the fact they are unaudited, do not materially misstate the consolidated financial position of the Target Group as of the Trading Updates Date and the consolidated profits and losses of the Target Group for the period covered by the Trading Updates.

5.	Business since the Locked Box Date

5.1	Since the Locked Box Date:

5.1.1	there has been no material adverse change in the financial or trading condition of any Target Group Company;

5.1.2	the business of the Target Group has been carried on as a going concern in the ordinary and usual course without any material interruption or material alteration in its nature, scope or manner;

5.1.3

no Target Group Company has entered into any material transaction or assumed or incurred any material liabilities (including contingent liabilities) or made any material payment not provided for in the Locked Box Accounts;

5.1.4

no Target Group Company has declared, made or paid any dividend or other distribution to its shareholders and no Target Group Company has received a distribution from any company in contravention of applicable law;

5.1.5	no resolution of a Target Group Company’s shareholders has been passed (except for those representing the ordinary business of an annual general meeting);

5.1.6	otherwise than in the ordinary and usual course of carrying on its business, no Target Group Company has incurred any additional borrowings or incurred any other indebtedness;

5.1.7

no Target Group Company has either (i) allotted or issued or agreed to allot or issue any share capital or any other security giving rise to a right over its capital or (ii) redeemed or purchased or agreed to redeem or purchase any of its share capital;

5.1.8

there has been no material change in the working capital of the Target Group in a manner inconsistent with past practice or material change to its policies with respect to the payment of any creditors, or collection from any debtors;

5.1.9	the Business has not been materially and adversely affected by the expiry or termination of any Contract between the Target Group and any Material Customer or Material Supplier; and

5.1.10	there has been no material amendment to any of the Target Group’s standard terms and conditions applicable to its customers and suppliers.

6.	Assets

Ownership

6.1

All the material assets reasonably necessary for the operation of the Business, as currently carried on, are legally and beneficially owned by a Target Group Company, free from Encumbrances (other than Encumbrances arising by operation of law in the ordinary and usual course of business) and no asset will be adversely affected by the Transaction.

6.2

The Target Group’s fixed asset register is contained in section 20.2.18 of the Data Room and sets out a materially accurate record of the plant, machinery, vehicles and equipment owned or used by the Target Group Companies.

6.3	No Target Group Company has acquired or agreed to acquire any asset on terms that the property in such asset does not pass to it until full payment is made.

Possession

6.4

All assets included in the Locked Box Accounts or acquired by any Target Group Company or which have otherwise arisen since the Locked Box Date, other than the Properties and Intellectual Property Rights and any assets disposed of or realised in the ordinary and usual course of business:

6.4.1

are legally and beneficially owned by a Target Group Company and each Target Group Company has the right to use all tangible material assets used in their respective businesses or presently located on their respective premises;

6.4.2	are free from Encumbrances;

6.4.3	are, where capable of possession, in the possession or under the control of the relevant Target Group Company; and

6.4.4	are not subject to any factoring arrangement, conditional sale or credit agreement.

6.5

Where any material assets are used but not owned by a Target Group Company or any facilities or services are provided to any Target Group Company by a third party no event of default has occurred or is subsisting which entitles any third party to terminate any agreement or licence in respect of the provision of such facilities or services.

7.	Debts

7.1	No Target Group Company has factored, sold or discounted any of its debts.

7.2	A copy of the Target Group’s schedule of aged debts is contained in the Data Room and is complete and accurate in all material respects.

7.3	No Target Group Company has granted credit terms exceeding thirty (30) days from the end of the month in which the invoice is issued.

8.	Insurance

8.1	All current insurance policies in respect of which any Target Group Company has an interest (each a “Policy”) are contained in section 17 of the Data Room, are complete and accurate, and:

8.1.1

each Policy is in full force and effect, none are void or voidable and no circumstances have arisen and nothing has been done or omitted which would render any Policy void or unenforceable for illegality or otherwise at the instigation of the relevant insurer or underwriter;

8.1.2

all premiums and any related insurance premium taxes due in respect of any Policy have been duly paid to date and each Target Group Company has complied in all material respects with its obligations under each Policy; and

8.1.3

no material claim has been made or notified under any Policy in the twelve (12) months preceding the date of this Deed, and no material claim is outstanding, and during the two (2) years immediately preceding the date of this Deed, no individual material insurance claim has been made by any Target Group Company.

9.	Liabilities

Facilities

9.1

Complete and accurate details of all overdrafts, loans, borrowings or other financial facilities or indebtedness (other than trade indebtedness, but including factoring arrangements), any arrangement relating to the management of any interest rate or exchange rate liability, any derivative contract, hedging arrangement, swap, forward contract, option, or any other similar financial instrument, in each case which is outstanding or available to any Target Group Company (the “Facilities”) are contained in section 6 of the Data Room.

9.2	No Target Group Company has lent any amount of money to any third party (in each case, other than a Target Group Company) which has not been repaid.

Guarantees, Encumbrances and indemnities

9.3

No Target Group Company has any liability (whether actual or contingent) under any guarantee, indemnity, security, bond, letter of comfort or other agreement to secure or incur a financial obligation relating to the failure of another person to perform its obligations or other similar obligation.

9.4

No Target Group Company has granted any Encumbrance that is currently outstanding, other than those contained in section 6 of the Data Room, and no Encumbrance granted by or over any Target Group Company is currently enforceable (whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise).

Events of default and mandatory prepayments

9.5	Each Target Group Company has complied in all material respects with its obligations under the Facilities.

9.6

No event has occurred or been notified to any Target Group Company in writing which constitutes an event of default (howsoever described) and which is current and outstanding and no written notice intimating the enforcement of any Encumbrance over the assets of the Target Group Companies has been received.

Grants, Subsidies and Government Support

9.7

No Target Group Company has applied for or received any investment grant, employment subsidy, government-backed loan or other similar payment or allowance (including, in each case, from any Governmental Entity or other body or authority) and no such grant, subsidy, loan, payment or allowance paid or due to be paid to any Target Group Company is or may be liable (if already provided) to be refunded or (if application has been made), withheld or refused (in whole or in part) (including without limitation, in consequence of anything which any Target Group Company has done or omitted to do (or has agreed to do or omit to do) or for any other reason).

10.	Insolvency

10.1

No receiver or administrative receiver or manager or receiver and manager or trustee or similar person has been appointed of the whole or any part of the assets or undertaking of any Target Group Company.

10.2

No administrator has been appointed in respect of any Target Group Company, nor has any administration order been made in relation to any Target Group Company and no petition or application for such an order or any intention to appoint an administrator has been threatened or presented.

10.3

During the three (3) years immediately preceding the date of this Deed, no creditor of any Target Group Company has taken, or is entitled to take any steps to enforce, or has enforced any security over any assets of any Target Group Company.

Compromises

10.4

No voluntary arrangement, compromise, composition, scheme of arrangement, restructuring plan or standstill agreement, deferral, rescheduling or other reorganisation or other arrangement between a Target Group Company and its creditors generally and/or its members (or any class of either of them) has been proposed, implemented or approved by that Target Group Company and no events have occurred which, under applicable laws, would require any such proceedings or arrangements.

Winding-up

10.5

No winding-up petition has been threatened in writing or presented against any Target Group Company by any third party, and no order has been made, and no resolution has been passed for the purpose of winding up a Target Group Company.

Payment of debts

10.6	No Target Group Company is insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due.

10.7

During the three (3) years immediately preceding the date of this Deed, no Target Group Company has by reason of actual or anticipated financial difficulties commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

Dissolution

10.8

No step has been taken by any party with a view to the dissolution or striking-off the register of a Target Group Company and no step has been taken to suspend or cease to carry on all or a material part of a Target Group Company’s business.

Unsatisfied judgments

10.9	No unsatisfied judgment or court order is outstanding against any Target Group Company.

Voidable Transactions

10.10

No Target Group Company has been party to any transaction which is capable of being set aside, reversed or rescinded under the Insolvency Act 1986 during the relevant period of time preceding the date of this Deed specified in the Insolvency Act 1986.

11.	Trading Arrangements

Suppliers

11.1

All of the Target Group’s Contracts with its Material Suppliers are valid and binding obligations of the relevant Target Group Company and the terms thereof have been complied with in all material respects by the relevant Target Group Company and by the relevant other party thereto.

11.2

No Material Supplier has, during the last twelve (12) months, ceased, materially reduced or materially changed the terms of its trading with any Target Group Company, or provided written notice to that Target Group Company of an intention to cease, materially reduce or materially change the terms of (or to materially reduce the volume of) its trading with that Target Group Company or to increase prices materially.

11.3

Neither the execution of the SPA nor the completion or performance of this Deed or any document to be executed pursuant to it will result in any Material Supplier being entitled to cease dealing with any Target Group Company or substantially to reduce its existing level of business or to change the terms on which it deals with any Target Group Company.

11.4

The Target Group is not reliant to any material degree on any supplier of facilities, goods and/or services and the Target Group is able to readily source any facilities, goods and/or services which are material to the Target Group from the market place.

11.5	The copy of the Target Group’s standard supplier terms and conditions contained in sections 7.1.2 and 7.1.4 of the Data Room is complete and accurate.

Customers

11.6

All of the Target Group’s Contracts with its Material Customers are valid and binding obligations of the relevant Target Group Company and the terms thereof have been complied with in all material respects by the relevant Target Group Company and by the relevant other party thereto.

11.7	No Material Customer has requested a refund or replacement under a Contract with a Target Group Company that remains outstanding and has not been fully satisfied.

11.8

No Material Customer has, during the last twelve (12) months, ceased, materially reduced or materially changed the terms of its trading with any Target Group Company, or provided written notice to that Target Group Company of an intention to cease, materially reduce or materially change the terms of (or to materially reduce the volume of) its trading with that Target Group Company.

11.9

Neither the execution of the SPA nor the completion or performance of this Deed or any document to be executed pursuant to it will result in any Material Customer being entitled to cease dealing with any Target Group Company or substantially to reduce its existing level of business or to change the terms on which it deals with any Target Group Company.

11.10

In each of the last three financial years of the Target Group and during the current financial year (on an annualised basis) of the Target Group, no more than 10% of the aggregate amount of all sales of the Target Group has been or will be made to the same customer (including any person connected with such customer).

11.11	The copy of the Target Group’s standard customer terms and conditions contained in section 7.1.1 of the Data Room is complete and accurate.

12.	Contracts

12.1	No Target Group Company has entered into any Contract which:

12.1.1	is in the nature of a franchise, consortium, profit sharing arrangement, partnership or joint venture;

12.1.2	is of an unusual or abnormal nature or entered into otherwise than on an arm’s-length basis or otherwise than in the ordinary and usual course of its trading;

12.1.3	cannot readily be fulfilled or performed by the Target Group Company (or another Target Group Company, if relevant) in accordance with its terms without undue or unusual expenditure or effort;

12.1.4	contains covenants limiting or excluding such Target Group Company’s right to do business and/or to compete in any area or in any field or with any person; and

12.1.5	grants the counterparty any first rights of notice, offer or refusal.

12.2	A full and complete list of all the Material Contracts is contained in Parts 6 and 7 of the Target Group Information Pack.

12.3	Complete and accurate copies of all Material Contracts are contained in the Data Room.

12.4	In relation to each Material Contract:

12.4.1	such Material Contract is in full force and effect, is valid and binding and there exist no grounds upon which it may be terminated, avoided, rescinded or repudiated by any party;

12.4.2	no party has given or received written notice to terminate it and no circumstances exist which might reasonably be expected to cause this to occur;

12.4.3	no party has provided written notice of any material breach of it and no circumstances exist which might reasonably be expected to cause this to occur;

12.4.4	such Material Contract is not currently being negotiated or renegotiated in any material way and no circumstances exist which might reasonably be expected to cause this to occur; and

12.4.5	such Material Contract is not the subject of any claim or dispute.

12.5

No Target Group Company is party to any Contract or arrangement between, on the one hand, any Target Group Company and, on the other hand, any Warrantor, any person who is or was a shareholder in a Target Group Company, or any person connected with any of them, other than on normal commercial terms in the ordinary and usual course of business and excluding the Transaction Documents.

12.6

No Target Group Company is party to any Contract, arrangement or understanding with any current or former Employee or current or former director of any Target Group Company, or any person connected with any of such persons, or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary and usual course of business and excluding the Transaction Documents.

13.	Compliance

General Compliance with laws

13.1	In the last three (3) years each Target Group Company has complied in all material respects with all Applicable Law.

Anti-Bribery and Corruption and Sanctions

13.2

Each Target Group Company, and any person, including an employee, agent or subsidiary, who performs or has performed services for or on that Target Group Company’s behalf (an “Associated Person”), have not engaged in any activity, practice or conduct which would constitute an offence under:

13.2.1	the Bribery Act 2010, the Foreign Corrupt Practices Act of 1977 (as amended from time to time) (the “FCPA”), or any similar Applicable Law (together, “Anti-Corruption Laws”); and

13.2.2	any anti-bribery and corruption policy belonging to the Target Group.

13.3

Each Target Group Company maintains and regularly keeps under review adequate written procedures and internal accounting controls which are designed to ensure compliance by the relevant Target Group Company and its respective directors, officers, employees and Associated Persons with all Anti-Corruption Laws and Sanctions.

13.4

No Target Group Company or Associated Person is or has been, in the last three (3) years, the subject of any investigation, inquiry or enforcement proceedings by any Governmental Entity or any customer regarding any offence or alleged offence under Anti-Corruption Laws or Sanctions, and no Target Group Company has received any written notification that any such investigation, inquiry or proceedings are or have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

13.5

Neither any Target Group Company nor any of its Associated Persons has, in the last three (3) years, engaged in any activity, practice or conduct which would constitute a breach of applicable laws and regulations relating to economic or trade sanctions, including any sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control, the United Nations, the European Union, His Majesty’s Treasury or any other applicable sanctions regime (“Sanctions”).

Modern Slavery

13.6	Each Target Group Company and its officers, employees and agents have in the course of their respective duties to the Company complied in all material respects with the Modern Slavery Act 2015.

Failure to Prevent Fraud

13.7	Each Target Group Company, and its officers and employees in the course of their respective duties, have complied in all material respects with:

13.7.1	all applicable fraud laws and regulations of the United Kingdom; and

13.7.2	any anti-fraud policy belonging to the Target Group.

13.8

The Target Group has in place policies and procedures which are designed to prevent each Target Group Company and their respective officers and employees from undertaking any activity, practice or conduct relating to the Business that would constitute an offence under applicable fraud laws of the United Kingdom.

14.	Licences and consents

14.1

Details of all material licences, consents, approvals, permissions, permits, certificates, qualifications, registrations and other authorisations (public and private) necessary for the proper and efficient operation of the Business in the places and in the manner in which the Business is now carried on (together the “Authorities”) are contained in section 8 of the Data Room.

14.2	All of the Authorities are in full force and effect and have been complied with in all material respects.

14.3	No Target Group Company is or has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Entity regarding the validity, suitability or scope of any Authorities.

15.	Litigation

15.1

No Target Group Company (or any person for whose acts or defaults a Target Group Company may be vicariously liable) is involved, whether as claimant or defendant or other party, in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business) (together the “Proceedings”).

15.2

No Target Group Company (or any person for whose acts or defaults a Target Group Company may be vicariously liable) has during the four (4) years ending on the date of this Deed been involved in any Proceedings.

15.3	No Proceedings are pending or threatened by or against any Target Group Company (or any person for whose acts or defaults a Target Group Company may be liable).

15.4	There are no investigations, disciplinary proceedings or other circumstances reasonably likely to lead to any Proceedings.

15.5	No Target Group Company is affected by any existing or pending judgments or rulings, orders or decrees of any court or Governmental Entity or any expert determination or arbitral award.

16.	IT, IP and Data Protection

Sufficiency and Performance of IT Systems

16.1

The IT Systems perform materially in accordance with their manufacturer and/or contracted service specifications and do not contain any material defect or feature which may adversely affect their performance.

16.2	The IT Systems are substantially adequate for the current requirements of the Business.

16.3

No action (including the payment of any sum, or any increased sum) will be necessary following Completion and as a result of the Transaction in order to enable the IT Systems to continue to be used in the Business to the same extent and in the same manner as they have been used up to and including the date of this Deed.

16.4

Each Target Group Company has all necessary legal rights, licences and permissions (whether by way of ownership, licence or otherwise) to use the IT Systems (including all Hardware and Software comprised therein) in the manner in which they have been used by that Target Group Company during the twenty-four (24) months ending on the date of this Deed.

16.5	All material aspects of the IT Systems are covered by maintenance and support arrangements which the Warrantors believe are appropriate.

16.6	Appropriate technical, physical and organisational measures, which are compliant with Data Protection Legislation, have been taken regarding the security of the IT Systems and all data stored thereon.

16.7

The IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults, spyware, trackware or other devices, errors, contaminants or effects that could (i) materially disrupt, damage, destroy or adversely affect the IT Systems or any data stored thereon; or (ii) enable or assist any person to access without authorisation any IT Systems.

16.8

Without prejudice to any other warranty contained in this Deed, in the three (3) years prior to the date of this Deed, the IT Systems have not suffered any intrusion, failure, virus or breakdown which has caused any material disruption to the operation of the Business.

Ownership of Business IPR

16.9	There are no Intellectual Property Rights necessary for or materially used in connection with carrying on the Business as currently conducted other than:

16.9.1	Business IPR of which a Target Group Company is the sole legal and beneficial owner free from any Encumbrance; and

16.9.2	Licensed IPR of which a Target Group Company has the right to use in the operation of the Business pursuant to the terms of an IPR Agreement.

16.10

All of the Business IPR, other than the Licensed IPR, is exclusively, legally and beneficially owned by a Target Group Company, and free from any Encumbrance, restriction, licence, or third party right.

16.11

A complete and accurate list of all registered Intellectual Property Rights and applications for registration comprised in the Business IPR (excluding the Licensed IPR) is contained in the Data Room, and all reasonable renewal, maintenance and other steps required to preserve such rights have been duly and timely taken.

16.12

The Business IPR, including the Licensed IPR, will be owned or available for use by the Target Group following Completion on substantially identical terms and conditions as it was owned or available for use by the applicable Target Group Company prior to Completion.

16.13

No source code for any Software Product has been deposited into escrow or otherwise delivered, licensed or made available to any third party, and no person has any right to access or obtain any such source code, except as disclosed in the Data Room.

16.14

None of the Software Products incorporates, embeds, or is distributed or installed with, statically or dynamically links with, or otherwise interacts with any Publicly Available Software that require the Target Group Company to disclose or make available the source code, or otherwise grant any rights in or to the source code, of any Software Products.

16.15	All Publicly Available Software has only been used internally by each Target Group Company and has not been distributed by any Target Group Company.

16.16	The Software Products are free from any defect, bug, virus, design or documentation error or corruption that would have a material effect on the operation or use of the Software Products.

16.17

No current or former employee, officer, consultant or contractor has asserted or, so far as the Warrantors are aware, threatened any claim to ownership of, compensation in respect of, or any other right, title or interest in any Business IPR, and no Target Group Company is under any obligation to make any payment to any such person in respect of any Business IPR.

16.18

No Target Group Company is subject to any outstanding decree, order, judgment, or stipulation (i) restricting in any material manner the ownership or use of any Business IPR, or (ii) which would be reasonably likely to affect the validity, use, enforceability or effectiveness of any Business IPR.

Know-how; Artificial Intelligence

16.19	All Know-How material to the Business as currently conducted has been kept confidential, has not been disclosed or made available to any person except in the ordinary course of the Business.

16.20

The Target Group has provided a complete and accurate list of any third-party Generative AI Tools used by or on behalf of each Target Group Company in connection with the development of the Business IPR (including any Software Products) or other purpose material to the Business of a Target Group Company. The Target Group has established, implemented and maintained a written policy regarding the use of Generative AI Tools, which policy includes appropriate security measures applicable to each member of the Target Group and, so far as the Warrantors are aware, is adequate for the use of Generative AI Tools by or on behalf of each Target Group Company in the operation of the Business and no Target Group Company has received written notice that this has been breached or violated by any person.

Licensing

16.21

All IPR Agreements relating to the Business IPR which are material to the Business have been disclosed in the Data Room, and true, complete and up-to-date copies thereof are contained in the Data Room.

16.22

The Target Group has not granted, and is not obliged to grant, any licence, consent, waiver, covenant not to sue, coexistence arrangement, or other right or permission to any person in respect of any Business IPR other than:

16.22.1	to the extent specified in any IPR Agreement disclosed in the Data Room;

16.22.2	disclosures of Know-How made in the ordinary course of the Business on a need-to-know basis; or

16.22.3

implied licences granted by the Target Group in the ordinary course of the Business which are non-exclusive and can be terminated by the Target Group without liability on less than three months’ notice.

16.23	The Target Group is not in breach of (or is alleged to be in breach of) or has provided or received any notice of breach of or any intention to terminate, any IPR Agreement.

Infringement and Validity

16.24

In respect of all Business IPR other than the Licensed IPR, no such Business IPR is being, or has in the past three (3) years been, infringed or otherwise challenged by any person, and no such Business IPR is the subject of any claim, opposition or action, where pending or threatened in writing.

16.25

The Target Group has not done or omitted to do any act, matter or thing, and no event, circumstance or omission has occurred, in relation to any such Business IPR which does or is reasonably likely to materially impinge, impair, prejudice, restrict, or adversely affect: (1) the validity, enforceability, registrability or scope of such Business IPR; (2) the Target Group’s ownership of or right to use such Business IPR; or (3) the ability of the Target Group following Completion to use, exploit, enforce or otherwise deal with such Business IPR to the same extent and in the same manner as before Completion, and no acts are required to perfect, record, or preserve the vesting of, or the Target Group’s rights in, any such Business IPR.

16.26

No Target Group Company has made, threatened, settled or compromised any claim, action or proceeding alleging infringement, misappropriation or other violation of any Business IPR, except as fully disclosed in the Data Room, and no Target Group Company has granted any release, waiver, covenant not to sue or other restriction in relation to the enforcement of any Business IPR other than as disclosed in an IPR Agreement.

16.27

None of the operations, processes, products or services or use of the Business IPR by any Target Group Company in connection with the Business as currently conducted infringes any Intellectual Property Rights of any third party.

17.	Data Protection and Confidentiality

17.1

The Target Group is and has been compliant in all material respects with (i) all applicable requirements of the Data Protection Legislation; (ii) all of the Target Group’s internal and external policies, procedures and notices relating to the collection, use, storage, security, disclosure, destruction, Processing or cross-border transfer of Personal Data, including all privacy policies and similar disclosures published on the Target Group’s websites or otherwise communicated to third parties (“Target Group Privacy Policies”); and (iii) contractual obligations relating to Personal Data, data protection, privacy and data security to which any member of the Target Group is subject (all of the foregoing collectively “Privacy Requirements”) in connection with the operation of the Target Group. The Target Group has provided accurate and complete disclosure with respect to the Target Group Privacy Policies and privacy and data security practices, including providing any type of notice and obtaining any type of consent required by Data Protection Legislation, including but not limited to those necessary for the conduct of business as currently conducted and in connection with the consummation of the transaction contemplated hereunder, and such disclosures have not contained any material omissions or been misleading or deceptive.

17.2

The Target Group has established, implemented and maintained a written information security program that includes appropriate physical, technical, organisational and administrative security measures and policies applicable to each member of the Target Group, as required under Data Protection Legislation (including Article 32 GDPR as applicable) to protect (i) all Personal Data processed by or on behalf of each member of the Target Group from and against a Personal Data Breach or other security incidents, and (ii) the integrity, security, and operations of all IT Systems.

17.3

The Target Group regularly conducts vulnerability testing and risk assessments, and tracks security incidents related to the IT Systems (collectively, “Information Security Reviews”) and has remediated all material threats, weaknesses and vulnerabilities identified by such Information Security Reviews. There are no material, critical or high-risk vulnerabilities in or with respect to the IT Systems which have been identified but have not been adequately remediated.

17.4

No member of the Target Group has experienced a Data Incident in the last six (6) years. and no Target Group service provider has suffered a Data Incident affecting Personal Data processed on behalf of the Target Group in that period. No such Data Incident has been threatened in writing and there are no circumstances likely to give rise to any such Data Incident in the last six (6) years. Where required under the Privacy Requirements, Data Incidents have been notified to the relevant competent data protection authorities and affected Data Subjects where the relevant Target Group Company acts as a Controller and, where a member of the Target Group has acted as a Processor, it has notified the relevant third party on whose behalf the affected Personal Data was Processed of any Data Incident. The Target Group has not in the last six (6) years: (i) paid any perpetrator of any Data Incident; or (ii) paid any third person with actual or alleged information about a Data Incident, pursuant to a request for payment from or on behalf of such perpetrator or other third person.

17.5

No member of the Target Group in the last six (6) years has received any notice, threat of investigation or communication, or been subject to any audits, enforcement action, proceedings, investigations, claims, or other legal proceedings from or by any party or person (including from any Data Subject, government authority or Data Protection Regulator) (i) regarding or alleging breach of Data Protection Legislation by any member of the Target Group (or a Target Group service provider in connection with Personal Data processed on behalf of the Target Group) or (ii) claiming compensation or damages from the Target Group in connection with Personal Data Processing.

17.6

Where information of a confidential nature has been developed or acquired by the Target Group for the purposes of the Business, such information (except in so far as it has fallen into the public domain through no fault of a Target Group Company) has been kept confidential and has not been disclosed otherwise than subject to an obligation of confidentiality being imposed on the person to whom the information was disclosed.

18.	Officers and Employees

Particulars

18.1

Those persons named as such in the Target Group Information Pack are the only persons currently appointed to the board of directors of the Target Group Companies and (where applicable) their terms of appointment are disclosed in the Data Room.

18.2

The particulars contained in the schedules of employees at sections 9.1.1.5 and 9.1.1.1 of the Data Room are, as at 1 June 2026, true, complete and accurate and show in relation to each Employee, name, employment commencement date, employing entity, workplace location, job title or job function, annual salary or pay rate (as appropriate), notice period, holiday entitlement, accrued paid time off (including sick, vacation and personal time), bonus participation, employment status (full- or part-time, temporary or permanent), classification as exempt or non-exempt under the Fair Labor Standards Act (as appropriate), and any specific bonus, commissions or incentive plans or agreements for which they are eligible.

18.3

Section 3 of the clean room section of the Data Room contains copies of the service agreements for each Key Employee and any ancillary terms relating to their employment. No outstanding offer of employment has been made by the Target Group nor has any person accepted an offer of employment made by the Target Group but who has not yet commenced such employment and who, in each case, would take on a role equivalent to a Key Employee.

18.4

Section 9.1.10.2 of the Data Room contains copies of the standard terms and conditions of employment used (and corresponding staff handbooks or policies currently being issued) by each Target Group Company for each grade or category of Employee and there are no Employees engaged on terms that materially deviate from such standard terms and conditions of employment.

18.5

Section 9.1.10.3 of the Data Room contains written agreements with consultants engaged as at the date of this Deed by a Target Group Company operating in the United States (other than those agreements that are terminable at will by the Target Group Company and without any liability to the Target Group Company).

18.6

The Data Room contains a list of independent contractors currently providing services to the Target Group as at the date of this Deed and the terms on which they are engaged. There have been no claims brought in the last 12 months by any individual performing services for any Target Group Company who has been classified by the Target Group Company as an independent contractor or by any governmental authorities on their behalf in relation to the employment classification of such individuals. There are no other workers (including agency workers) engaged by or working for the Target Group.

18.7

The particulars contained in the schedule of consultants at section 9.1.1.5 of the Data Room show in relation to all consultants, independent contractors, outside sales representatives and contract workers employed by temporary hiring agencies (collectively “Consultants”) engaged by a Target Group Company operating in the United States who are currently performing services or engaged under Contract to perform specific future services and includes the name of such Consultant, whether the Consultant is an individual or operates as a limited liability company or another corporate form, the dates of engagement, the services being performed or to be performed, the location of such services, payment terms, their jobs or projects currently in progress or to be performed in the future. The Target Group Company has not incurred, and no known facts or circumstances exist under which the Target Group Company likely would incur any material Liability arising from the misclassification of employees as Consultants. The Company has accurately reported the compensation of each Consultant on IRS Form 1099 or other applicable Tax forms for consultants when required to do so, except when the failure to do so would not have a material adverse effect on the Target Group as a whole.

18.8

Section 9.1.1.2 of the Data Room contains a summary of the key terms of, and full and accurate copies of, all documentation relating to any bonus, commission or other cash or non-equity-based incentive schemes operated as at the date of this Deed by any Target Group Company, including but not limited to the rules of the relevant benefit plan and a list of participants.

18.9

The Data Room contains a full and accurate record of any Securities held by any current Employees or officers of any Target Group Company and any Share Plans in which current or former Employees or officers of any Target Group Company may participate.

18.10

No Target Group Company is under any legal obligation to make any future change in the remuneration or benefits of any Employee other than salary or wage increases in the ordinary and usual course of business and no change in the remuneration, benefits and arrangements relating to any Employee is due or has been promised within six (6) months from the date of this Deed.

18.11

Other than an entitlement to receive their Allocated Cash Amount and Consideration Shares Allocation, pursuant to clause 3 of the SPA, no current or former Employee, officer, worker, contractor, or consultant of any Target Group Company, will, by virtue of Completion, become entitled to receive any bonus or payment, or other form of reward or compensation, or to the acceleration, enhancement, or vesting of any existing entitlement, benefit, or award (whether in cash, equity, or otherwise).

18.12	No Target Group Company has made any outstanding offer nor agreed to employ any person on an annual salary of £150,000 or more who is not an Employee the date of this Deed.

18.13	Section 3.5 of the Data Room contains full and accurate details of all outstanding loans made to any current or former Employee or officer of any Target Group Company by any Target Group Company.

Compliance

18.14

Each Target Group Company has complied in all material respects with any contractual obligations and Applicable Law in relation to job applicants, present and former Employees, workers or independent contractors relating to their employment or engagement, including but not limited to (insofar as applicable) their terms and conditions of employment or engagement, worker classification, holiday pay, equal pay, gender pay gap reporting, compliance with Working Time Regulations, auto-enrolment, minimum wage, discrimination, provision of benefits, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, child labor. Without limiting the generality of the foregoing, all current employees of a Target Group Company operating in the United States are, and all former employees of the Target Group Company whose employment was terminated, either voluntarily or involuntarily, within the one (1) year prior to the date of this Deed, were legally authorized to work in the United States. The Target Group Company operating in the United States has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) to the extent required to do so, for the employees hired prior to the date of this Deed. Further, the Target Group Company was in material compliance with both the applicable employment verification provisions and anti-discrimination provisions of IRCA.

18.15

All individuals who have performed services for a Target Group Company operating in the United States for the past 36 months have been properly classified as exempt or non-exempt under the Fair Labor Standards Act and all similar laws. The Target Group Companies have not received any written notice or inquiry or audit from any Governmental Entity concerning any such classifications.

18.16

There are no amounts owing to any Employee, other than remuneration accrued (but not yet due for payment) in respect of the calendar month in which this Deed is executed, accrued but unpaid holiday pay relating to the Target Group’s current holiday year or for reimbursement of business expenses incurred during such month.

18.17

No current or former employee of any Target Group Company has made, or has threatened to make, a protected disclosure within the meaning of the UK Employment Rights Act 1996 or any equivalent legislation in any relevant jurisdiction.

18.18	Each Target Group Company has carried out the proper checks to verify that all of its employees are entitled to work in the jurisdiction in which they are employed.

Notice

18.19	No Key Employee has given notice to terminate their contract of employment or is under notice of dismissal.

Trade unions

18.20

There is no recognition agreement, collective bargaining agreement or other contractual agreement in place between any Target Group Company and any trade union, works council, labor organization or employee representative body nor has a request for recognition been received as at the date of this Deed. No Target Group Company is experiencing any strike, slowdown, picketing or work stoppage. There is no organizational effort presently being made or threatened in writing by or on behalf of any labor union with respect to employees of a Target Group Company, and, to the Target Group’s Knowledge, no such organizational effort has occurred or been threatened in the past 24 months.

Disputes

18.21

In the three (3) years prior to the date of this Deed, no Target Group Company has been engaged or involved in any current dispute or litigation or arbitration proceedings arising out of the employment or engagement of any current or former Employees, directors, workers or contractors (whether as a result of their terms of engagement, the provisions of any employment legislation or otherwise) nor are there any circumstances existing or contemplated of which the Target Group is aware which may result in any disputes, litigation or arbitration proceedings being brought by any current or former Employee, worker, director or contractor of the Target Group.

18.22

There are no outstanding employment claims pending, or threatened in writing to be brought or filed, by or on behalf of any current employee(s), consultant(s) or other service provider(s) of any Target Group Company against any Target Group Company or any of its or their directors or officers (in their capacities as such), in connection with employment matters, including the employment of any current or former employee of the Target Group Company, and any claim relating to unfair labor practices, violation of any collective bargaining agreement, employment discrimination, harassment, retaliation, whistleblowing, equal pay or any other employment related matter arising under Applicable Law.

18.23	There has not during the two (2) years prior to the date of this Deed been any actual or threatened strike, work stoppage, work to rule, lock out or overtime ban by any Employees.

18.24

In the one (1) year prior to the date of this Deed there have been no disciplinary proceedings in respect of any current or former Employee of the Target Group and there have been no claims or allegations of harassment (whether sexual harassment or otherwise) brought in writing in respect of any Key Employee.

Right to return

18.25	No person previously employed by a Target Group Company has a right to return to work or a right to be reinstated or re-engaged.

Redundancies

18.26

No Target Group Company has dismissed, or given notice of termination to, any Employee by reason of redundancy or workforce reduction or otherwise been subject to an obligation to consult with any Employee or representatives as a result of any workplace closing, layoff or workforce reduction which remains outstanding or during the one (1) year preceding the date of this Deed. During the past 90 days, a Target Group Company operating in the United States has not implemented any “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, or a similar plant closing or mass layoff under any similar applicable State law, and no such action is presently planned for the future.

18.27

No Employee or worker of the Target Group is entitled to severance or redundancy payments in excess of the amounts mandated by applicable laws nor has the Target Group had a policy or practice of making any such payments in the two (2) years prior to the date of this Deed.

18.28	In the last 24 months, no former Employee has been in breach of any post-termination restrictions in respect of the Target Group.

TUPE

18.29

In the last three (3) years, no Target Group Company has been a party to any relevant transfer as defined in the Acquired Rights Directive (2001/23/EC) and at no time has any Employee transferred to a Target Group Company pursuant to a relevant transfer who has pension rights or benefits other than old age benefits as a result of such transfer.

19.	Pensions

19.1

Save for the Scheme, no Target Group Company is a party to, or participates in or contributes (or is liable to contribute to, whether on a current, contingent or prospective basis) to any scheme, agreement or arrangement for the provision of any Relevant Benefits for or in respect of any Relevant Person.

19.2	All material details in relation to the Scheme are contained in section 9.2 of the Data Room.

19.3	Each Target Group Company has complied in all material respects with the applicable requirements of Part 1 of the Pensions Act 2008 or equivalent requirements under Applicable Law.

19.4

All contributions and other amounts payable to the Scheme by any Target Group Company which have fallen due for payment have been paid in a timely manner. No Relevant Person has made or threatened any claim (other than a routine claim for benefits under the Scheme) or made a complaint against any Target Group Company in connection with the Scheme or the provision of any Relevant Benefits.

19.5

No Target Group Company has any liability (whether current, contingent or prospective) to contribute towards a pension scheme that provides benefits other than “money purchase” benefits (as defined in the UK Pension Schemes Act 1993) including as a result of being “associated” or “connected” with any employer of such scheme (as those terms are defined in the UK Insolvency Act 1986).

20.	Real Estate

Interpretation

In paragraphs 20.1 to 20.16 (inclusive) of this Schedule, each Warranty which is expressed to be given in relation to the “Properties” is given in relation to each of the Properties listed in the Target Group Information Pack as if it had been repeated with respect to each of them and each and every part thereof.

Title

20.1

Part 8 of the Target Group Information Pack contains a complete and accurate list of the Properties owned, controlled, used or occupied by the Target Group or in which the Target Group has any interest right or liability and the information so given is complete and accurate.

20.2	No Target Group Company owns or holds the freehold title to any of the Properties.

Use and Occupation

20.3	The Properties are used for the purposes identified as the Existing Use at Part 8 of the Target Group Information Pack.

20.4	The Properties are used by the Target Group and no other parties occupy the Properties.

Leasehold Properties

20.5

Each Lease was validly granted and the necessary consents have been obtained for the grant of the Leases, the vesting of the Leases in each subsequent tenant, and for the grant of any sub-lease. Each such Lease is legal, valid, binding, enforceable and in full force and effect.

20.6	All covenants contained in the Leases have been observed and performed in all material respects by the relevant Target Group Company and there are no:

20.6.1	material and subsisting breaches of any of the Lease(s);

20.6.2	arrears of rent or any other material sums due;

20.6.3	outstanding or anticipated disputes or notices with regards to compliance with any Lease covenants; or

20.6.4	notices, negotiations or proceedings pending in relation to rent reviews or any other matter relating to the Leases nor is any rent presently liable to be reviewed.

20.7	There are no restrictions in any of the Leases on any change of control of the tenant.

20.8	There are no restrictions in the Leases which prevent any of the Properties being used for their Existing Use.

20.9	The Leases are not expressed to be subject to a right of re-entry on any ground except non-payment of rent or breach of covenant by the tenant.

20.10	No alterations have been made to the Properties which are subject to a Lease which require any consents from the landlord.

Occupational Lettings

20.11	Where any of the Properties is subject to an Occupational Letting, it was validly granted and there are no material breaches of the terms of any Occupational Letting and no arrears of rent.

Construction

20.12	The Properties are in good repair and condition and of a standard required by the Leases.

20.13

No buildings on the Properties have been erected nor extensions or major alterations carried out within the last six (6) years and there are no agreements, certificates, guarantees, warranties or insurance policies relating to any construction, repair, replacement, treatment or improvement of any buildings constructed on the Properties.

Insurance

20.14

All the relevant policies of insurance relating to the Properties are current and valid and cover the full reinstatement value of the Properties in respect of a comprehensive range of risks and include provision for professional fees and loss of rent, all the conditions of the policies of insurance have been performed and observed, and the Owner has not done or omitted to do anything which would make any such policy void or voidable or which might result in an increased rate of premium.

20.15

In relation to the Properties, the landlord is required to apply all insurance monies received (except for loss of rent) in reinstating the Properties unless such insurance shall have been rendered void by any act, neglect or default of the tenant.

21.	Environment, Health & Safety

21.1

No Target Group Company is involved in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (whether civil, administrative or criminal), and no Target Group Company is the subject of any formal enforcement action brought by a Regulatory Authority, in each case which relates to a material and actual breach of EHS Laws (“EHS Proceedings”).

21.2	There are no circumstances that are reasonably likely to result in EHS Proceedings within twelve (12) months of the date of this Deed.

21.3

No Target Group Company has received in the last three (3) years any written notice, claim or complaint from any third party or any Regulatory Authority alleging a breach of or liability under EHS Laws which is outstanding.

22.	Competition

22.1

No Target Group Company is or has at any time been party to or directly or indirectly concerned in any agreement, arrangement, understanding or practice (whether or not legally binding) or course of conduct which: (a) is or was in breach of any competition or similar Applicable Law; (b) is or has been the subject of any investigation, site inspection or request for information by any court, competition or other governmental or administrative authority pursuant to any competition or similar Applicable Law; (c) is or has been the subject of any registration with, or any notification or application for a decision or guidance to, any competition or other governmental or administrative authority pursuant to any competition or similar Applicable Law; or (d) is or was otherwise registrable, notifiable, unenforceable or void or which renders a Target Group Company or any of its officers liable to administrative, civil or criminal proceedings under any competition or similar Applicable Law.

22.2

No Target Group Company has given any undertaking, and no order, decision, judgment or direction of any court, competition authority or other governmental or administrative authority has been made against any Target Group Company, or in relation to it, pursuant to any competition or similar Applicable Law which restricts the manner in which any Target Group Company is permitted to conduct any of the Business.

22.3

No Target Group Company has received any aid, or any written notice of any investigation, complaint, action or negative decision in relation to the receipt or the alleged receipt of any aid or alleged aid, from any governmental organisation in any jurisdiction in which the Business is or has been carried on.

SCHEDULE 3

LIMITATIONS ON CLAIMS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule 3 (unless the context otherwise requires):

1.1.1

“determination” means a final determination by a court or tax tribunal of competent jurisdiction or a final award or decision of a duly appointed arbitrator or expert (as the case may be) or, if it relates to a Taxation matter, it is agreed with a Tax Authority (provided that the conduct provisions of paragraph 2 of part 4 of schedule 4 have been complied with) and “determined” shall be construed accordingly; and

1.1.2	“Warranty Claim” means any claim in respect of a breach of any of the Warranties.

2.	TIME LIMITS

2.1

The Warrantors shall not be liable for any Warranty Claim or Tax Claim unless written notice of the relevant Warranty Claim or Tax Claim has been given to the relevant Warrantors by or on behalf of the Buyer on or before the date which is twelve (12) months from the Completion Date.

2.2

The written notice of a Warranty Claim or Tax Claim referred to in paragraph 2.1 above, shall give such details of the nature of the claim, the fact(s), matter(s), event(s) or circumstance(s) giving rise to it as are reasonably available to the Buyer at the relevant time and, if known, the Buyer’s estimate of the quantum of the Warranty Claim. Failure to provide the details required under this paragraph 2.2 shall not invalidate the service of any notice which is served in accordance with paragraph 2.1.

3.	UPPER LIMITS

The total aggregate liability for all Warranty Claims, all Tax Claims or any other claims under this Deed shall be limited to £1.00. For the purposes of these limits, the liability of the Warrantors shall be deemed to include the amount of all costs, expenses and other liabilities (together with any VAT thereon) payable by the Warrantors in connection with the satisfaction, settlement or determination of any such Warranty Claims, Tax Claims or other claim under this Deed.

4.	DOUBLE CLAIMS

If the same fact, matter, event or circumstance gives rise to more than one Warranty Claim, Tax Claim or claim under or for breach of any other provision of this Deed, the Buyer shall not be entitled to recover more than once in respect of such fact, matter, event or circumstance.

5.	ALLOWANCES, PROVISIONS AND RESERVES

The Warrantors shall not be liable for any Warranty Claim if and to the extent that in respect of the matter giving rise to the Warranty Claim: (i) specific and identifiable allowance, provision or reserve is made in the Locked Box Accounts or the Trading Updates; or (ii) clearly identified in the tab labelled “3.0 ADJ. Net Debt” in the EV to Equity Bridge.

6.	CHANGES ON AND/OR AFTER COMPLETION

6.1	The Warrantors shall not be liable for any Warranty Claim or Tax Claim if it arises or to the extent that it is increased or extended by:

6.1.1

any decision of any court or tribunal or the passing or coming into force of or any change in any enactment, law, legislation, regulation, directive, requirement or any practice of any government, government department or agency or regulatory body (including the withdrawal of any extra statutory concession of a Tax Authority), or any increase in rates of Taxation or variation in the method of applying or calculating the rate of Taxation, in each case made on and/or after Completion;

6.1.2	any change in the accounting reference date of the Buyer or any Target Group Company made on and/or after Completion; or

6.1.3

any change in any accounting basis, policy, practice or approach of, or applicable to, any Target Group Company or the Buyer or any member of the Buyer’s Group, or any change in the way an accounting basis is adapted for tax purposes, in each case, made on and/or after Completion save where such change is required by law or to conform such policy or practice with generally accepted policies or practices at Completion or where such change is necessary to correct an improper policy or practice.

7.	BUYER’S KNOWLEDGE

The Warrantors shall have no liability in respect of any Warranty Claim or Tax Warranty Claim if and to the extent that the facts, matters or circumstances giving rise to the Warranty Claim or Tax Warranty Claim have been disclosed or are otherwise actually known by the Buyer as at the date of this Deed, and in each case, that the Buyer is actually aware that such facts, matters or circumstances give rise to a Warranty Claim or Tax Warranty Claim. For this purpose, the Buyer shall be deemed to be actually aware of anything of which any of Brian Suh, Erika Joseph, Robert Rozek and Jonathan Kuai are actually aware.

8.	MITIGATION

Nothing in this Deed shall or shall be deemed to relieve the Buyer of its common law duty to mitigate any loss or damage incurred by it in respect of which it may have a claim against the Warrantors.

SCHEDULE 4 TAX SCHEDULE

Part 1 – DEFINITIONS AND INTERPRETATIONS

1.	DEFINITIONS AND INTERPRETATION

1.1	The following words and expressions where used in this Schedule 4 have the meanings given to them below:

Accounts Relief	means any Relief which:

	(a)	has been taken into account in the Locked Box Accounts as an asset of the Company; or

	(b)	has been taken into account in computing (or in reducing or eliminating) any provision for deferred Tax which appears, or which but for the availability or presumed availability of the Relief would have appeared, in the Locked Box Accounts.

Actual Tax Liability	means a liability to make a payment or increased payment of Tax or on account of or in respect of Taxation (whether or not such liability is a primary liability of a Target Group Company and whether or not the person so liable has or may have any right of indemnity or reimbursement against any other person) and whether or not such liability has been discharged before Completion.

Buyer’s Relief	means any Relief which either:

	(a)	an Accounts Relief;

	(b)	arises in respect of any Event occurring or period ending (or, in respect of a period which begins before and ends after the Locked Box Date, part thereof falling) after the Locked Box Date up to and including Completion to the extent that such Relief arises in the ordinary course of business of the Company;

	(c)	arises in respect of any Event occurring or period ending (or, in respect of a period which begins before and ends after Completion, part thereof falling) after Completion; or

	(d)	arises to the Buyer or a company which is a member of the same group of companies as the Buyer for any taxation purposes (other than the Company).

Deemed Tax Liability	means (a) the loss of an Accounts Relief or (b) the application, use or setting off of all or part of any Buyer’s Relief in computing either Profits or Taxation where but for such application, use or setting off the Company would have been liable to make a payment of or relating to Taxation in respect of which the Buyer would have been able to make a Tax Claim (disregarding the limitation in paragraph 3 of Schedule 3).

Event	means any transaction, act, event, or occurrence of whatever nature (including Completion), including without limitation the acquisition, disposal or realisation of any asset and the making of any claim relevant for taxation purposes.

HMRC	means His Majesty’s Revenue & Customs.

Profits	means income, profits, gains (including capital gains) or the value of supplies and any other consideration, value or receipts used or charged for taxation purposes.

Relevant Tax Assessment	means a Tax Assessment which may give rise to a Tax Claim.

Relief	means any relief, exemption, allowance, set-off, deduction or credit relevant to the computation of any liability to make a payment of or relating to Taxation or any repayment of or saving of tax.

Pillar 2	means the Global Anti-Base Erosion Model Rules (Pillar Two) published by the Organisation for Economic Co-operation and Development (OECD) on 20 December 2021, including any accompanying OECD commentary, examples and administrative guidance as such rules, commentary, examples and guidance are implemented into domestic law by the UK or any other relevant jurisdiction;

Tax Assessment	means any notice, demand, assessment (including self-assessment), return, accounts, letter or other document or action taken indicating that:

(a) the Buyer or the Company is or may be placed under a liability; or

(b) any Relief or right to repayment of Taxation of the Company is or may be lost, set off or applied in computing Profits or Taxation; or

(c) any of the assets of the Company or the Buyer (including any shares in the Company) are subject to any charge or any power of sale, mortgage or charge resulting from or in consequence of any liability to inheritance tax.

Tax Claim	means a Tax Covenant Claim or a Tax Warranty Claim.

Tax Covenant	means the covenants in paragraph 1 of Part 3 of this Schedule 4.

Tax Covenant Claim	means a claim under the Tax Covenant.

Tax Warranties	means the warranties in Part 2 of this Schedule.

Tax Warranty Claim	means any claim in respect of a breach of any of the Tax Warranties.

1.2	In this Schedule:

1.2.1	References to Profits earned, accrued or received shall include Profits deemed to have been or treated as earned, accrued or received for taxation purposes.

1.2.2

References to the time at which, or in respect of which, Profits are earned, accrued or received or an Event has occurred shall include the time at which, or in respect of which, those Profits are deemed for taxation purposes to have been earned, accrued or received or the Event is deemed or treated for taxation purpose as having occurred.

1.2.3	References to any payment, dividend or distribution shall include anything which is deemed to be a payment, dividend or distribution for taxation purposes.

1.2.4

References to the time at which a payment, dividend or distribution has been paid or made shall include the time at which any such amount has fallen due to be, or is deemed for taxation purposes to be, paid or made.

1.2.5

References to something being deemed or treated “for taxation purposes” or “for tax purposes” in a certain way shall mean that for the purposes of any applicable legislation, secondary legislation, rules, regulations or decided case law relating to or having reference to Taxation such things are deemed or treated in the way described.

1.2.6

References to Tax include any repayment which the Company is liable to make to a Tax Authority as a result of having received a payment or Relief in connection with a claim for research and development tax credit or expenditure credit pursuant to sections 1054 or 104A of the Corporation Tax Act 2009 or pursuant to any other claim for Relief in respect of any research and development expenditure in excess of the amount properly receivable and which the Company is required to repay to the relevant Tax Authority.

1.2.7	Words and expressions defined in this Deed shall have the same meaning in this Schedule, unless the Schedule expressly provides a different meaning.

1.2.8

Except as are specifically provided, references to paragraphs and to Parts are to the paragraphs and Parts of this Schedule. Headings are for convenience only and shall not affect the construction or interpretation of this Schedule.

1.2.9

References to HMRC shall, where the context so requires, include references to Her Majesty’s Customs and Excise, the Inland Revenue and Her Majesty’s Revenue & Customs together with any other replacement or predecessor in respect thereof.

1.2.10

References to the Company shall include references to each member of the Target Group, so that each provision of this Schedule (including the Tax Warranties and the Tax Covenant) shall apply by reference to and/or shall be given in relation to each member of the Target Group as if repeated with respect to each such member naming it in place of the Company throughout except where the context otherwise requires.

1.2.11	References to a payment under this Schedule shall include reference to payment for a breach of the Tax Warranties.

1.3	The Tax Covenant shall come into effect at Completion. All other provisions of this Schedule shall come into effect on signing this Deed.

Part 2 – TAX WARRANTIES

1.	GENERAL

1.1

Full and proper provision or reserve (as appropriate) has been made in accordance with generally accepted accounting practice in the Locked Box Accounts for all Taxation liable to be assessed on the relevant Target Group Company or for which the relevant Target Group Company is accountable in respect of all profits earned, accrued or received on or before the Locked Box Date, and in respect of any event occurring or deemed to have occurred on or before the Locked Box Date.

1.2

Since the Locked Box Date no Taxation has or may have arisen to the relevant Target Group Company (or would have arisen but for the use of any available Reliefs) other than in the ordinary course of the relevant Target Group Company’s business.

1.3

Within the last six years, no Target Group Company has taken part in any arrangements in respect of which any disclosure has been made or has been required to be made or any information has been provided or has been required to be provided in compliance with Part 7 of the Finance Act 2004 (disclosure of tax avoidance schemes), schedule 11A of the Value Added Tax Act 1994 (disclosure of avoidance schemes) or schedule 17 of the Finance (No. 2) Act 2017 (disclosure of tax avoidance schemes: VAT and other indirect taxes) or any regulations made under that part or those schedules.

1.4

Within the last six years, no Target Group Company has been a party to, or has otherwise been involved in, any transaction, scheme, arrangement or series of transactions or arrangements the sole or main purpose, or one of the main purposes, of which was the avoidance of a liability to Tax or obtaining a Tax advantage.

1.5

The sale of the Target Group Companies, or any of them, will not (including but not limited to the entry into, becoming unconditional or Completion of the SPA) result in any Profits being deemed to accrue to any Target Group Company for Tax purposes, will not give rise to any deemed disposal or realisation by any Target Group Company of any asset or liability for an Tax purpose, and will not give rise to any de-grouping charge in respect of Tax or any clawback, withdrawal or disallowance of any relief or allowance previously given in respect of Tax.

1.6

None of the Target Group Companies are or will become bound by, or party or subject to, any contractual or statutory liability to indemnify, pay or compensate or reimburse any person (including a Tax Authority) in respect of any liability of or relating to Tax, where such Tax is the primary liability of any person other than a Target Group Company.

2.	COMPLIANCE

2.1

Within the last six years, each Target Group Company has made all returns, claims for relief, applications, notifications, computations, reports, accounts, statements, supplies of information, registrations and assessments (including, for the avoidance of doubt, in connection with Pillar 2 and any Income Inclusion Rule, Qualifying Domestic Minimum Top-up Tax and Undertaxed Payments Rule (each as defined therein)) (“Returns”) that it is or was required by law to submit to a Tax Authority. All such Returns have been in the required form and have been properly submitted by the relevant Target Group Company within any relevant time limits. Such Returns were and remain complete, true and accurate in all material respects, give full disclosure of all material facts and circumstances and are not the subject of any question or dispute nor are they likely to become the subject of any question or dispute with any Tax Authority.

2.2

Within the last six years, each Target Group Company has prepared, kept and preserved sufficient records in relation to Taxation as required by law and to enable each Target Group Company to accurately calculate its Tax liabilities (including deferred Tax liabilities). Such records are accurate and up-to-date in all material respects.

2.3

Each Target Group Company has properly and punctually paid all Taxation which it has become liable to pay within the last six years. Within the last six years, each Target Group Company has, where legally obliged to do so, deducted or withheld amounts in respect of Taxation and properly accounted to the relevant Tax Authority for the Taxation so deducted or withheld.

2.4

No Target Group Company, nor any of the relevant Target Group Company’s directors or officers in their capacity as such, have within the last six years paid or become liable to pay, nor are there any circumstances which may cause any of them to become liable to pay, any material penalty, fine, surcharge or interest in connection with Taxation. No Target Group Company is subject to any suspended penalties.

2.5

Within the last six years, no Tax Authority has agreed to operate any special arrangement (being an arrangement which is not based on a strict and detailed application of the relevant legislation, statements of practice or published extra-statutory concessions) in relation to the relevant Target Group Company’s affairs.

2.6

No transaction, scheme or arrangement has been undertaken by any Target Group Company in respect of which any consent or clearance from any relevant Tax Authority was required or requested without such consent or clearance being validly obtained on the basis of full and accurate disclosure of all material facts and considerations relating to the transaction, scheme or arrangement. Any transaction, scheme or arrangement in respect of which a clearance or consent has been obtained was implemented strictly in accordance with the terms of such clearance or consent, any conditions attaching to such clearance or consent were and will immediately following Completion continue to be met and none of the clearances or consents have been withdrawn, nullified or rendered void.

2.7

No Target Group Company is nor is it likely to be involved in any dispute in relation to Taxation. No Target Group Company has within the last six years been subject to, nor is it likely to be subject to, any non-routine visit, audit, investigation, enquiry, discovery or access order by any Tax Authority.

2.8	Since the Locked Box Date:

2.8.1

no Target Group Company has changed its accounting reference date, or changed any material basis, accounting method, accounting period, policy or practice relating to Tax or made or changed any material election relating to Tax;

2.8.2

no Target Group Company has changed its residency for Tax purposes, or established a permanent establishment or other taxable presence in any jurisdiction other than the jurisdiction of residence for tax purposes of the relevant Target Group Company;

2.8.3

no Target Group Company has materially amended, retracted or re-submitted any Tax return which has previously been submitted to a Tax Authority, or amended, disclaimed or revoked any Tax refund or Relief, or any claim, surrender or election relating to Tax which has previously been received or submitted or notified to any Tax Authority or otherwise given effect pursuant to applicable law; and

2.8.4

no Target Group Company has settled, compromised, agreed or materially negotiated any audit, enquiry, assessment, dispute or litigation relating to Tax with any Tax Authority, entered into any closing agreement or similar agreement with any Tax Authority, or consented to any extension or waiver of the limitation period relating to Tax.

2.9

No Target Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the date hereof as a result of any action or inaction that occurred on or before the date hereof.

2.10	Each Target Group Company has complied in all material respects with all transfer pricing rules (including maintaining appropriate documentation for all transfer pricing agreements).

2.11	No power of attorney currently in force has been granted by any Target Group Company concerning any Tax matter.

3.	GROUPS OF COMPANIES

No Target Group Company has, within the last six years, been a member of a group for any tax purpose, other than any group consisting only of members of the Target Group.

4.	VALUE ADDED TAX

Within the last six years, each Target Group Company has complied fully with its legal obligations relating to VAT, including maintaining and retaining materially complete, accurate and up to date records, invoices and other documents in such form and for such periods as required by law.

5.	EMPLOYEES

5.1	Within the last six years, each Target Group Company has complied fully with its legal obligations relating to the deduction of Tax from any payments or other benefits provided to its employees.

5.2

Where any person has acquired C preferred ordinary shares in the Company ( or an interest in the same) and the right or opportunity to acquire the same is or was available by reason of an employment of that or any other person for the purposes of Part 7 of ITEPA 2003: (a) a valid election under section 431 ITEPA 2003 (or any overseas equivalents) has been made within the applicable time limits; or (b) the person has given consideration at the time of the acquisition in an amount no less than the unrestricted market value of such shares or securities for the purposes of Part 7 ITEPA 2003, as evidenced by an independent, third-party valuation of the shares or an internal valuation approved by an independent third-party valuer (as appropriate).

5.3

Within the last 6 years, no relevant steps (within the meaning of Part 7A of ITEPA 2003) have been taken by an employee benefit trust or another third party for the benefit of any employee or former Employee (or any person linked with such Employee or former Employee) to which an income tax charge has applied or may apply pursuant to the provisions of Part 7A of ITEPA 2003.

5.4

The disposal in the Transaction of any securities currently held by any current or former Employees or directors of any Target Group Company will not give rise to any charge under Chapter 3, Chapter 3A, Chapter 3B, Chapter 3C, Chapter 3D, Chapter 4 or Chapter 5 of Part 7 ITEPA or any equivalent or similar charges or realisation of income in respect of which any Target Group Company will have any liability to make any payment or withholding or incur any Tax charge.

6.	STAMP TAXES

There is no instrument, which was executed in the last six years, to which the relevant Target Group Company is a party, or which is necessary to establish the relevant Target Group Company’s rights or the relevant Target Group Company’s title to any asset, which is or could become liable to stamp duty (or any similar duty or Tax in a jurisdiction outside the United Kingdom) which has not been duly stamped or in respect of which the relevant duty or Tax has not been paid.

7.	INTERNATIONAL

Each Target Group Company is and has in the last six years always been, resident for Taxation purposes in, its jurisdiction of incorporation, and is not and has not in the last six years been resident or treated as resident in any other jurisdiction for any Tax purpose or for the purposes of any double taxation agreement, and has not at any time been resident, or had any branch, agency, fixed place of business or permanent establishment, in any other jurisdiction for any Tax purpose.

Part 3 – TAX COVENANT

1.	COVENANTS

1.1	Subject to the exclusions and limitations in Part 4 of Schedule 4, the Warrantors hereby severally covenant to pay to the Buyer an amount equal to:

1.1.1	any Actual Tax Liability of the Company:

(a)	resulting from or in respect of any Event occurring on or before Completion;

(b)	resulting from or in respect of any Profits earned, accrued or received on or before Completion; or

(c)	in respect of any period ending on or before Completion; and

1.1.2	the value of any Deemed Tax Liability;

1.1.3

any Actual Tax Liability, whether arising before or after Completion, in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, variation or disposal of employment-related securities (as defined for the purposes of Part 7 of ITEPA 2003) where the acquisition of the security or the grant of the option or other right to acquire the security occurred on or before Completion;

1.1.4

any Actual Tax Liability under Part 7A of ITEPA 2003, whether arising before or after Completion but by reference to an Event occurring on or before Completion, including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked (however informally) for the benefit of any employee or former employee of the Company, or for the benefit of any relevant person, by an employee benefit trust or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Warrantors or an associate of any of the Warrantors;

1.1.5

any Actual Tax Liability which is primarily the liability of a person other than the Company or a member of the Buyer’s Tax Group (the “Primary Person”) for which the Company is liable as a consequence of:

(a)	the Primary Person failing to discharge such Liability to Tax; and

(b)

the Company, at any time before Completion, being a member of the same group of companies as, in control of, controlled by, or otherwise connected or associated with the Primary Person or being controlled by the same person as the Primary Person, in each case for the purposes of any Tax.

1.2

Subject to the exclusions and limitations in Part 4, the Warrantors covenant to pay to the Buyer the amount of all costs and expenses reasonably incurred or payable by the Buyer or the Company in connection with any matter for which a successful Tax Claim is made by the Buyer.

2.	QUANTIFYING A LIABILITY TO TAXATION

2.1	Where the Warrantors are obliged under the Tax Covenant to make a payment to the Buyer by reference to the amount of a liability to Taxation, that amount shall be determined as follows:

2.1.1	in the case of an Actual Tax Liability, the amount of the payment of or relating to Taxation; and

2.1.2	in the case of a Deemed Tax Liability:

(a)

if the Accounts Relief is a right to repayment of Tax, the amount of the repayment that is lost; or if the Accounts Relief is utilised (whether by offset or deduction against or from Profits or Tax, or otherwise) the amount of Tax saved as a result of the utilisation of the Accounts Relief; or

(b)	in respect of the use, application or setting off of a Buyer’s Relief that is a repayment of Tax, the amount by which such repayment is reduced; and

(c)	in respect of the application, use or setting off of any other Buyer’s Relief, the amount of Taxation saved as a consequence of that application, use or setting off.

3.	DUE DATE FOR PAYMENT

3.1

Amounts which are required to be paid by the Warrantors to the Buyer under the Tax Covenant in respect of an Actual Tax Liability or a Deemed Tax Liability shall be paid in cleared funds on or before the date which is the later of: (i) five Business Days after written demand is made by the Buyer; and (ii) the following date:

3.1.1

in the case of an Actual Tax Liability, the fifth Business Day prior to the date on which the Taxation in question is payable to the relevant Tax Authority without a liability (or further liability) to interest or penalties accruing for late payment;

3.1.2

in the case of a Deemed Tax Liability within paragraph 2.1.2(a) above, the date on which the repayment the date would have been due from the relevant Tax Authority; if the Accounts Relief is utilised or the fifth Business Days before the date on which the Tax saved would have been due (as applicable);

3.1.3	in the case of a Deemed Tax Liability within paragraph 2.1.2(b) above, the fifth Business Day prior to the date on which the repayment of Taxation would have been received; and

3.1.4

in the case of a Deemed Tax Liability within paragraph 2.1.2(c) above, the fifth Business Day prior to the date on which the Taxation which has been saved by the application, use or setting off of the Relief would have been payable to the relevant Tax Authority without a liability (or further liability) to interest or penalties accruing for late payment.

3.2

In all other cases, amounts which are required to be paid by the Warrantors to the Buyer under this Part of this Schedule shall be paid in cleared funds on or before the date which is five Business Days after written demand is made by the Buyer.

Part 4 EXCLUSIONS, CONDUCT, OTHERS

1.	EXCLUSIONS AND LIMITATIONS

1.1	The Tax Covenant and the Tax Warranties shall not apply in respect of any liability to the extent that:

1.1.1	specific provision or reserve (other than provision or reserve for deferred Taxation) in respect of such liability was made in the Locked Box Accounts;

1.1.2	such liability was paid or discharged on or before Completion and such discharge or payment was taken into account in the Locked Box Accounts;

1.1.3

such liability arises or is increased as a result only of any change in the law (including any imposition of new Taxation or any change in the rates of Tax) or any change in the published practice of general application of any relevant Tax Authority, in each case announced and occurring after Completion;

1.1.4

such liability arises or is increased as a result of any change made after Completion to the accounting periods or the accounting policy of the Company except where the change is necessary to conform the Company’s accounting policies with UK generally accepted accounting practice applicable at Completion;

1.1.5

such liability would not have arisen but for any voluntary action, transaction or omission on the part of the Buyer, the Company or a member of the Buyer’s Group after Completion, which was outside the ordinary course of business and which the Buyer knew, or ought reasonably to have known would give rise to or increase the liability in question, except that this exclusion shall not apply where any such action, transaction or omission is carried out or effected by the Buyer or the Company:

(a)	pursuant to a legally binding commitment created on or before Completion; or

(b)	at the written request of any Warrantor, or at the written request or with the written approval of insurer under the R&W Insurance Policy after Completion; or

(c)	which is carried out or effected in the ordinary course of business of the Company as carried on at Completion; or

(d)	in order to comply with applicable law, regulation or generally accepted accounting principle; or

(e)	which is, or involves any voluntary disclosure to a Tax Authority made in good faith following advice from an independent tax accounting firm.

1.1.6

the liability (other than a liability for interest, a fine, a penalty, a charge or a surcharge relating to Tax) arises in the ordinary course of business of the Company concerned after the Locked Box Date and before Completion;

1.1.7	such liability has been discharged or made good without cost or loss to the Buyer or the Company; or

1.1.8	any Relief (other than a Buyer’s Relief) is available to reduce or eliminate such liability.

1.2	The provisions of Schedule 3 to this Deed shall apply to Tax Claims to the extent set out therein.

2.	CONDUCT OF CLAIMS

2.1	If any of the Warrantors become aware of a Relevant Tax Assessment, such Warrantor shall as soon as is reasonably practicable give written notice of the Relevant Tax Assessment to the Buyer.

2.2

From Completion, the Buyer shall have full conduct to resist, appeal, compromise and otherwise deal with any Relevant Tax Assessment without further reference to the Warrantors. From Completion, the Warrantors shall (at the Company’s cost) give such reasonable information in connection with the affairs of the Company (to the extent that the Company is not already in possession of such information) as the Buyer may reasonably and in writing request in relation to a Relevant Tax Assessment.

3.	TAX COMPUTATIONS

From Completion, the Warrantors shall (at the Company’s cost) give all such reasonable assistance, supply or procure to be supplied all such information, and facilitate access to such accounting and other records as the Buyer may reasonably and in writing request (in each case to the extent that the Company is not already in possession of such information) for the purpose of enabling the Buyer and the Company to make enquiries of and returns to Tax Authorities and to negotiate any liability the Company may have to Taxation.

4.	GROSS-UP

4.1	All sums payable by the Warrantors to the Buyer under this Schedule shall be paid free and clear of all deductions or withholdings save only as may be required by law.

4.2

If any deductions or withholdings are required by law to be made from any payment by the Warrantors under this Deed (other than a payment of interest), the Warrantors shall pay the Buyer, at the same time as making the payment in question, such additional amount as will, after such deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

4.3

If a Tax Authority charges to Tax (including where the sum is brought into any computation of income, profits or gains but is not charged to Tax because of the use of a Buyer’s Relief) any sum paid under this Deed, the Warrantors shall pay the Buyer such additional amount as will ensure that the Buyer shall receive and retain the amount that is equal to the amount it would have received and retained had the payment in question not been charged to Tax.

4.4

Any additional amount due pursuant to paragraph 4.3 shall be paid within ten Business Days of receiving a written demand from the Buyer, subject to reasonable evidence of the relevant sum being charged to Tax (including where the sum is brought into any computation of income, profits or gains but is not charged to Tax because of the use of a Buyer’s Relief) that the Buyer has suffered a specified amount of Tax.

IN WITNESS whereof this Deed has been duly executed and delivered as a deed on the date first stated above.

EXECUTED as a DEED by	)
GORDON STUART	) /s/ Gordan Stuart Gordon Stuart
in the presence of: Witness’ signature: /s/ Anne Dixon Name: Anne Dixon Address: [***] Occupation: Head of Communications

EXECUTED as a DEED by	)
GORDON BULL	) /s/ Gordon Bull Gordon Bull
in the presence of: Witness’ signature: /s/ Katie Kenworthy Name: Katie Kenworthy Address: [***] Occupation: Executive Assistant

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EXECUTED and DELIVERED as a DEED by KORN FERRY acting by Jonathan Kuai, its Corporate Secretary, who is duly authorised to execute and deliver this Deed on behalf of the company in accordance with the laws of its jurisdiction of incorporation	) ) ) ) ) ) )	/s/ Jonathan Kuai Name:Jonathan Kuai Title:Corporate Secretary

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